AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 2005

REGISTRATION STATEMENT NO. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ivory Capital Corporation

(Exact name of registrant as specified in its charter)

Colorado	2834	84-1087170
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

13950 Ballantyne Corporate Place, Suite 325

Charlotte, North Carolina 28277

Telephone: (704) 341-1516

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Simon Pedder, Ph.D.

President and Chief Executive Officer

Chelsea Therapeutics, Inc.

13950 Ballantyne Corporate Place, Suite 325

Charlotte, North Carolina 28277

Telephone: (704) 341-1516

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Donald R. Reynolds, Esq.

W. David Mannheim, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Telephone: (919) 781-4000

Facsimile: (919) 781-4865

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered(1)	Proposed maximum aggregate offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, no par value per share	49,797,298	$1.01	$50,295,271	$5,919.75
Common stock, no par value per share, issuable upon exercise of warrants	5,303,037	$1.01	$5,356,067	$630.41
Total registration fee	55,100,335	$1.01	$55,651,338	$6,550.16

(1)	There is also being registered hereunder an indeterminate number of shares of common stock as shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions, and in such event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)	Estimated solely for purposes of calculating the registration fee under Rule 457 under the Securities Act, based on the average of the bid and asked prices of the common stock on the Over-the-Counter Bulletin Board on April 6, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated April 7, 2005

IVORY CAPITAL CORPORATION

55,100,335 Shares of Common Stock

The selling stockholders identified in this prospectus are offering for sale from time to time up to 55,100,335 shares of our common stock, no par value per share. The selling stockholders may sell the common stock from time to time in public transactions or in privately negotiated transactions, without limitation, through any means described in the section hereof entitled “Plan of Distribution”, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling stockholders. We will not receive any proceeds from the sale of shares registered under this prospectus.

The selling stockholders acquired their shares from us in a private placement that closed on December 17, 2004 and is more fully described beginning on page 46 of this prospectus under the heading “Selling Stockholders”.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “IVRC.OB”. On April 6, 2005, the last reported sale price for our common stock was $1.01.

You should read this prospectus and any prospectus supplement carefully before you invest. See “Where You Can Find More Information” for more information.

Investing in our stock involves a high degree of risk. See “ Risk Factors” on Page 4 for information that should be considered by prospective investors.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2005.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it might not contain all of the information that is important to you. Accordingly, you are urged to carefully review this prospectus in its entirety, including “Risk Factors” beginning on page 4 and our financial statements and related notes thereto, before making an investment decision.

Our Company

We are a development stage biopharmaceutical company that acquires and develops innovative products for the treatment of a variety of human diseases. Our strategy is to develop technologies that address important unmet medical needs or offer improved, cost-effective alternatives to current methods of treatment. Specifically, we concentrate our efforts on acquiring and developing technologies for the treatment of rheumatoid arthritis, psoriasis, cancer and other immunological disorders.

In March 2004, we acquired the exclusive rights to a number of antifolate molecules, including the product candidate CH-1504. CH-1504 is an orally delivered molecule with potential anti-inflammatory and anti-tumor properties. We believe that CH-1504 has potential applications in autoimmune disease, particularly rheumatoid arthritis, as demonstrated in a series of pre-clinical studies. We further believe that CH-1504 might have advantages over existing therapies for rheumatoid arthritis, including increased effectiveness, greater tolerability and decreased side effects.

In 2003, a six-month pilot clinical study was completed by O. Castaneda, M.D. Ph.D. at Universidad Peruana Cayetano Heredia, Lima, Peru studying the benefit of CH-1504 for the treatment of rheumatoid arthritis in humans. Twenty patients who had failed numerous previous rheumatoid arthritis therapies participated in the study. Although this study was not conducted in compliance with the U.S. and international standards necessary for its use in the U.S. regulatory approval process, the study results suggest lower toxicity and improved tolerability, as well as increased efficacy of CH-1504 versus Methotrexate, or MTX, an agent commonly used by rheumatologists for the treatment of rheumatoid arthritis. Additional clinical studies are currently being planned and we plan to initiate a Phase I clinical trial in the U.S. or Europe with CH-1504 in the second quarter of 2005. Additionally, pre-clinical studies have indicated that CH-1504 might be an active cancer agent, as is MTX, but with greater potency and acting on tumors that do not respond to MTX. See “Risk Factors – Risks Related to our Business.”

We have retained a management team with core competencies and expertise in numerous fields, including manufacturing, research, clinical, regulatory and business development. Our management and advisors are comprised of experienced pharmaceutical and biotechnology industry veterans and respected experts. We are led by our Chief Executive Officer, Dr. Simon Pedder, formerly Vice President, Pharmaceutical Business, Oncology at Hoffmann-La Roche Inc., who has over 15 years of senior pharmaceutical management experience, including drug development and business experience. During this time at Roche, Dr. Pedder was responsible for a number of global development programs, successful registrations and product launches.

Corporate History

Our operating company was incorporated in Delaware in April 2002 under the name Aspen Therapeutics, Inc., and changed its name to Chelsea Therapeutics, Inc. in July 2004. On February 11, 2005, Chelsea completed a merger with Ivory Capital Corporation, a publicly traded Colorado corporation formed in May 1988. At the time of the transaction, Ivory Capital had only nominal assets and no operating activities. In connection with this merger transaction, a wholly owned subsidiary of Ivory Capital merged with and into Chelsea, with Chelsea remaining as the surviving corporation and a wholly owned subsidiary of Ivory Capital. In connection with the merger, the former stockholders of Chelsea Therapeutics received 96.75% percent of our outstanding equity on a fully diluted basis. Pursuant to the terms of the merger, the sole officer and director of Ivory Capital Corporation prior to the merger was replaced with the officers and directors of Chelsea Therapeutics.

Further, we abandoned Ivory Capital’s existing business plan to merge with an operating company and adopted the business plan of Chelsea Therapeutics. Accordingly, for accounting purposes, the transaction was treated as a reverse acquisition with Chelsea Therapeutics as the acquiror and Ivory Capital Corporation as the acquired party. Except where the context provides otherwise, references to “we,” “us,” “our” and similar terms mean Ivory Capital Corporation and Chelsea Therapeutics, Inc. When we refer in this prospectus to business and financial information relating to periods prior to the merger, we are referring to the business and financial information of Chelsea Therapeutics, Inc. unless the context requires otherwise.

Our executive offices are located at 13950 Ballantyne Corporate Place, Suite 325, Charlotte, North Carolina 28277 and our telephone number at that location is (704) 341-1516.

The Offering

The selling stockholders identified beginning on page 46 of this prospectus are offering on a resale basis a total of 55,100,335 shares of the following shares of our common stock:

•	49,797,298 shares of our outstanding common stock issued in connection with our December 2004 private placement;

•	4,353,386 shares of our common stock issuable at a price of $0.32 per share upon the exercise of warrants issued to the placement agents in our December 2004 private placement; and

•	949,651 shares of our common stock issuable at a price of $0.29 per share upon the exercise of warrants issued to the placement agents in connection with our February 2005 merger.

Common stock offered by the selling stockholders	55,100,335 shares

Common stock outstanding before the offering(1)	111,317,378 shares

Common stock to be outstanding after the offering(2)	116,620,415 shares

Common stock OTC Bulletin Board symbol	IVRC.OB

(1)	Based on the number of shares outstanding as of April 1, 2005. Does not include 13,467,902 shares reserved for issuance under our 2004 Stock Plan, including 9,982,662 shares issuable upon exercise of outstanding options.

(2)	Assumes the issuance of all shares offered hereby that are issuable upon exercise of warrants.

Use of Proceeds

We will not receive any of the proceeds from the sale of shares in this offering. The selling stockholders will receive all net proceeds from the sale of shares of our common stock in this offering.

Dividend Policy

We have never paid dividends on our capital stock and do not anticipate paying any dividends for the foreseeable future. See “Dividend Policy.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus, including our financial statements and the related notes thereto, before investing in our common stock. Our business, operating results and financial condition could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment.

Risks Relating to our Business

We have a limited operating history upon which to base an investment decision.

Ivory Capital recently acquired Chelsea, which has a limited operating history and, accordingly, is subject to substantial risks inherent in the commencement of a new business enterprise. Prior to the acquisition of Chelsea, Ivory Capital had no operations.

We are development-stage company and might not be able to commercialize any product candidates.

We are a development-stage company and have not demonstrated our ability to perform the functions necessary for the successful commercialization of any product candidates. The successful commercialization of any product candidates will require us to perform a variety of functions, including:

•	continuing to undertake pre-clinical development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products; and

•	conducting sales and marketing activities.

Our operations have been limited to organizing and staffing our company, acquiring, developing and securing our proprietary technology, and undertaking pre-clinical trials and clinical trials of our product candidate CH-1504. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

We currently have no product revenue and will need to raise additional capital to operate our business.

To date, we have generated no product revenue. Until, and unless, we receive approval from the FDA and other regulatory authorities for our product candidates, we cannot sell our drugs and will not have product revenue. Currently, our primary product candidate is CH-1504, and it is not approved by the FDA for sale. Therefore, for the foreseeable future, we will have to fund all of our operations and development expenditures from cash on hand, licensing fees and grants. We expect to seek additional sources of financing, which might not be available on favorable terms, if at all. If we do not succeed in raising additional funds on acceptable terms, we might not be able to complete planned pre-clinical and clinical trials or obtain approval of any product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our stockholders.

We are not currently profitable and might never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we might never achieve or maintain profitability. Even if we succeed in developing and commercializing one or more product candidates, we expect to incur substantial losses for the foreseeable future and might never become profitable. We also expect to continue to incur significant operating and development expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	continue to undertake pre-clinical development and clinical trials for product candidates;

•	seek regulatory approvals for product candidates;

•	implement additional internal systems and infrastructure; and

•	hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and development expenditures. As a result, we will need to generate significant revenue in order to achieve and maintain profitability. We might not be able to generate these revenue or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our securities.

We might not obtain the necessary U.S. or worldwide regulatory approvals to commercialize any product candidates.

We cannot assure you that we will receive the approvals necessary to commercialize our primary product candidate CH-1504, or any product candidate we acquire or develop in the future. We will need FDA approval to commercialize our product candidate in the U.S. and approvals from equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidate in those jurisdictions. In order to obtain FDA approval of any product candidate, we must submit to the FDA a New Drug Application, or NDA, demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process might also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals might:

•	delay commercialization of, and our ability to derive product revenue from, a product candidate;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we might otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We cannot be sure that we will ever obtain regulatory clearance for our primary product candidate CH-1504. Failure to obtain FDA approval of this product candidate will severely undermine our business by leaving us without a saleable product, and therefore without any source of revenue, until another product candidate can be developed. There is no guarantee that we will ever be able to develop or acquire another product candidate.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize any drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize product candidates for sale outside the United States.

Our principal product candidate has not yet begun formal clinical trials.

Our primary product candidate, CH-1504, is in an early stage of development and requires extensive clinical testing. We cannot predict with any certainty if or when we might submit an NDA for regulatory approval of this product candidate or whether such an NDA will be accepted.

Clinical trials are very expensive, time-consuming and difficult to design and implement.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of any product candidate will take at least three years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials might be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our Investigational New Drug, or IND, submissions or the conduct of these trials. Therefore, we cannot predict with any certainty the schedule for future clinical trials.

The results of our clinical trials might not support our product candidate claims.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process might fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and might delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenue. Preliminary clinical trials conducted previously involved a small patient population over a relatively short period and because of these factors, the results might not be indicative of future results. Moreover, these initial trials were not performed in accordance with standards normally required by the FDA and other regulatory agencies.

Physicians and patients might not accept and use our drugs.

Even if the FDA approves our primary product candidate CH-1504, physicians and patients might not accept and use it. Acceptance and use of our product will depend upon a number of factors including:

•	perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our drug;

•	cost-effectiveness of our product relative to competing products;

•	availability of reimbursement for our product from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect that sales of our primary product candidate could, if approved, generate substantially all of our product revenue for an extended period, the failure of this drug to find market acceptance would harm our business and could require us to seek additional financing.

Our drug development program depends upon third-party researchers who are outside our control.

We depend upon independent investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators might not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators might also have relationships with other commercial entities, some of which might compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

We rely exclusively on third parties to formulate and manufacture any product candidates.

We have no experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. We currently have no contract for the commercial scale manufacture of our primary product candidate CH-1504. We intend to contract with one or more manufacturers to manufacture, supply, store and distribute drug supplies for our clinical trials. If CH-1504 or any product candidates we may develop or acquire in the future receive FDA approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers exposes us to the following risks:

•	We might not be able to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

•	Our future contract manufacturers might not perform as agreed or might not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•	Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the DEA, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenue.

We have no experience selling, marketing or distributing products and no internal capability to do so.

We currently have no sales, marketing or distribution capabilities. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of our proposed products. As a result, our future success depends, in part, on:

•	our ability to enter into and maintain collaborative relationships for these capabilities;

•	the collaborator’s strategic interest in the products under development; and

•	such collaborator’s ability to successfully market and sell any such products.

To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products, significant development expenditures, management resources and time will be required to establish and develop our own marketing and sales force with technical expertise.

If we cannot compete successfully for market share against other drug companies, we will not achieve sufficient product revenue and our business will suffer.

The market for our primary product candidate CH-1504 is characterized by intense competition and rapid technological advances. If this product candidate receives FDA approval, it will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products might provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or might offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we will not achieve sufficient product revenue and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have rheumatoid arthritis, psoriasis and oncology compounds already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs or have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs;

•	launching, marketing and selling drugs; and

•	post-marketing safety surveillance.

Developments by competitors might render our products or technologies obsolete or non-competitive.

Companies that currently sell both generic and proprietary compounds for the treatment of rheumatoid arthritis include but are not limited to Abbott Labs, Amgen, Aventis, Barr Labs, Boehringer Ingelheim Pharma, Johnson & Johnson and Mylan Labs. Alternative technologies are being developed to treat rheumatoid arthritis by numerous companies including Bristol-Myers Squibb, Celltech and Genentech, several of which are in advanced clinical trials. See “Business – Competition in the Rheumatoid Arthritis Market”. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and parties for acquisitions, joint ventures or other collaborations.

Our success, competitive position and future revenue will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

We do not know whether any of our pending patent applications or those patent applications that we may file or license in the future will result in the issuance of any patents. Moreover, we cannot predict the degree of patent protection that will be afforded by those patent applications that do result in issuance. Although we generally seek the broadest patent protection available for our proprietary compounds, we may not be able to obtain patent protection for the actual composition of any particular compound and may be limited to protecting a new method of use for the compound or otherwise restricted in our ability to prevent others from exploiting the compound. If our patent protection for any particular compound is limited to a particular method of use or indication such that, if a third party were to obtain approval of the compound for use in another indication, we could be subject to competition arising from off-label use.

Moreover, our issued patents and those that may issue in the future, or those licensed to us, may be challenged, invalidated, rendered unenforceable or circumvented, any of which could limit our ability to stop competitors from marketing related products. In addition, the rights granted under any issued patents may not provide us with competitive advantages against competitors with similar compounds or technologies. Furthermore, our competitors may independently develop similar technologies in a manner that does not infringe our patents or other intellectual property.

Claims by third parties that we infringe their proprietary rights may result in liability for damages or prevent or delay our development and commercialization efforts. If a third party were to file a patent infringement suit against us, we could be forced to stop or delay research, development, manufacturing or sales of any infringing product in the country or countries covered by the patent infringed, unless we can obtain a license from the patent holder. Any necessary license may not be available on acceptable terms or at all, particularly if the third party is developing or marketing a product competitive with the infringing product. Even if we are able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. We also may be required to pay substantial damages to the patent holder in the event of an infringement. If we have supplied infringing products to third parties for marketing or have licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses they may sustain themselves as a result.

If a third party legally challenges our patents or other intellectual property rights that we own or license, we could lose certain of these rights. For example, third parties may challenge the validity of our U.S. or foreign patents through reexaminations, oppositions or other legal proceedings. If successful, a challenge to our patents or other intellectual property rights could deprive us of competitive advantages and permit our competitors to use our technology to develop similar products.

We may initiate patent litigation against third parties to protect or enforce our patent rights. Failure to protect our patents and other proprietary rights may materially harm our business, financial condition and results of operations.

Legal or administrative proceedings may be necessary to defend against claims of infringement or to enforce our intellectual property rights. If we become involved in any such proceeding, irrespective of the outcome, we may incur substantial costs, and the efforts of our technical and management personnel may be diverted, which could materially harm our business. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that disclosure of some of our confidential information could be compelled and the information compromised. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments that, if perceived as negative by securities analysts or investors, could have a substantial adverse effect on the trading price of our common stock.

We are the exclusive licensee of a reissue application of U.S Patent No. 5,912,251 filed in April 2004. This re-issue application was filed to amend the Patent solely to acknowledge that federal funding had been provided in support of the Patent. An unidentified party filed a protest asking that the United States Patent and Trademark Office, or USPTO, reject the claims of the “reissue patent” on several grounds, among them that the chemical compounds, including CH-1504, claimed in the reissue patent were purportedly “obvious” to a person having ordinary skill in the art as of the priority date of the patent based on prior patent issuances and publications. We submitted a comprehensive response to the protest in October 2004. We expect that the U.S. Patent Office will dismiss the protest and confirm the previously granted claims. We are waiting for formal notification of this confirmation. However, if the Patent Office does not confirm the grant of claims in the ‘251 patent, our U.S. business goals with respect to CH-1504 could be materially adversely affected.

Existing patents and proprietary rights could harm our competitive position.

Other entities may have or obtain patents or proprietary rights that could limit our ability to manufacture, use, sell, offer for sale or import products or impair our competitive position. In addition, to the extent that a third party develops new technology that covers our products, we may be required to obtain licenses to that technology, which licenses may not be available or may not be available on commercially reasonable terms, if at all. Our failure to obtain a license to any technology that we require may materially harm our business, financial condition and results of operations.

Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Therefore, enforceability or scope of our patents in the United States or in foreign countries cannot be predicted with certainty, and, as a result, any patents that we own or license may not provide sufficient protection against competitors.

Some jurisdictions have laws that permit the government to force a patentee to grant a license to a third party for commercialization of a patented product if the government concludes that the product is not sufficiently developed or not meeting the health needs of the population. Such compulsory licensing laws are very rarely invoked outside of South America and Africa. In addition, a number of countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.

Because of the extensive time required for development, testing and regulatory review of a new drug, it is possible that any related patent may expire before any of our product candidates can be commercialized or remain in force for only a short period following commercialization. In either case, this would reduce any advantages of the patent.

We are a party to a license agreement with N.Gopal Nair. In particular, we license patent rights for CH-1504, our lead product candidate. We may enter into additional licenses in the future. Our existing licenses impose, and we expect future licenses will impose, various milestone payments, royalty payments and other obligations on us. If we fail to comply with our obligations in our intellectual property licenses with third parties, and in particular with Dr. Nair, we could lose license rights that are important to our business. If the licensor challenges our license position, our competitive position and business prospects could be harmed.

Our license agreement with N.Gopal Nair reserves rights to the licensor in India. Therefore, we will not commercialize CH-1504 in India.

If we are unable to enforce trade secret protection and confidentiality agreement with our employees, our competitive position might be harmed.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors, as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents are unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, it is our policy to require all of our employees, consultants, advisors and contractors to enter into agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements might not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages and defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we might have to:

•	obtain licenses, which might not be available on commercially reasonable terms, if at all;

•	abandon an infringing drug candidate;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings, which might be costly whether we win or lose, and which could result in a substantial diversion of valuable management resources.

Our ability to generate product revenue will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;

•	private health maintenance organizations and health insurers; and

•	other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if a product candidate is approved by the FDA, insurance coverage might not be available and reimbursement levels might be inadequate to cover our drug. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for our product, once approved, market acceptance and our revenue could be reduced.

We might not successfully manage our growth.

We are a small, development stage company. Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We might be exposed to liability claims associated with the use of hazardous materials and chemicals.

Our research and development activities might involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures, and those of our partners, for using, storing, handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely affect our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products might require us to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

We rely on key executive officers and scientific and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace.

As a small, development-stage company, we are highly dependent on our executive officers, including particularly our Chief Executive Officer, Simon Pedder, Ph.D., and our principal scientific, regulatory and medical advisors. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to hire additional qualified personnel, our ability to grow our business will be harmed.

As a small, development stage company, we will need to hire additional qualified personnel with expertise in pre-clinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

We might incur substantial liabilities and might be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we might incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of our products. We currently do not carry clinical trial insurance or product liability insurance. Although we intend to obtain clinical trial insurance prior to the commencement of any clinical trials, we, or any collaborators, might not be able to obtain insurance at a reasonable cost, if at all. Even if our agreements with any future collaborators entitle us to indemnification against losses, that indemnification might not be available or adequate should any claim arise.

Risks Related to Our Securities

Our common stock is listed on the OTC Bulletin Board which could limit its trading.

Since its listing on the OTC Bulletin Board, there has not been any material trading of our common stock. There are no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market for our common stock, and no assurance can be given that a liquid trading market will develop.

Our common stock does not currently meet the listing standards of the NASDAQ Stock Market and might never meet those standards. The lack of such a listing adversely affects the pricing and execution of trades in our common stock.

If our common stock ever meets the definition of a “penny stock” under applicable SEC rules in the future, it might make it more difficult for you to sell such shares. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a risk-disclosure document prepared by the SEC. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. The penny stock rules make it more difficult for you to sell your shares, because there is less trading in penny stocks. Also, many brokers choose not to participate in penny-stock transactions. Accordingly, if our common stock ever satisfies the definition of a penny stock, you might not be able to resell shares of common stock publicly at times and prices that you feel are appropriate.

The prices at which are shares of our common stock are traded will likely be volatile.

You should expect the prices at which our common stock is traded to be highly volatile. The expected volatile price of our stock will make it difficult to predict the value of your investment, to sell your shares at a profit at any given time, or to plan purchases and sales in advance. A variety of other factors might also affect the market price of our common stock. These include, but are not limited to:

•	publicity regarding actual or potential clinical results relating to products under development by our competitors or us;

•	delays or failures in initiating, completing or analyzing pre-clinical or clinical trials or the unsatisfactory design or results of these trials;

•	achievement or rejection of regulatory approvals by our competitors or us;

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	developments concerning our collaborations;

•	regulatory developments in the United States and foreign countries;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in our results of operations;

•	changes in financial estimates by securities analysts; and

•	sales of our common stock.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations that might have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors might seriously harm the market price of our common stock, regardless of our operating performance.

A small group of persons hold a significant amount of our stock and could limit your ability to influence the outcome of key transactions, including a change of control.

Individuals affiliated with Paramount BioCapital, Inc. will beneficially own or control a significant portion of our common stock, including for this purpose, warrants. Individually and in the aggregate, these persons will have significant influence over our business, the election of directors and all matters requiring stockholder approval. In particular, this concentration of ownership might have the effect of facilitating, delaying, deferring or preventing a potential acquisition and might adversely affect the market price of our common stock.

Three of the members of our board of directors are, or were recently, employees of Paramount BioCapital, Inc., or one of its affiliates. Additionally, Dr. Lindsay A. Rosenwald is the chairman and sole owner of Paramount BioCapital, Inc. Several trusts for the benefit of Dr. Rosenwald and his family beneficially own approximately 26.03% of the outstanding shares of our common stock. Dr. Rosenwald does not have the legal authority to exercise voting power or investment discretion over the shares held by those trusts and disclaims beneficial ownership of the shares held by those trusts. In addition, Dr. Rosenwald is managing member of Horizon Biomedical Ventures LLC, which will beneficially own approximately 1.3% of our outstanding common stock. Dr. Rosenwald disclaims beneficial ownership over the shares held by Horizon Biomedical Ventures LLC.

We have never paid dividends and do not intend to pay cash dividends.

We currently anticipate that no cash dividends will be paid on our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that all earnings, if any, will be retained to finance our future operations.

Upon the effective time of this Securities Act registration statement, there will be a significant number of shares of our common stock eligible for sale, which could depress the market price of our stock.

As of April 1, we had 111,317,378 shares of common stock outstanding. The 55,100,335 shares of common stock that may be sold by the selling stockholders under this prospectus will be freely tradeable without restriction or further registration under the federal securities laws unless purchased by our affiliates. If these or other stockholders sell substantial amounts of our common stock in the public market, or if the market perceives that these sales may occur, the market price of our common stock might decline. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including in the sections entitled “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”. In some cases, you can identify forward-looking statements by terminology such as “might”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate,” “project”, “predict”, “intend”, “potential” or the negative of such terms or other similar expressions.

The forward-looking statements reflect our current expectations and views about future events and speak only as of the date the statements were made. The forward-looking statements involve known and unknown risks, uncertainties and other factors which might cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on the forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results might be materially different from what we expect. We might not update the forward-looking statements, even though our situation might change in the future, unless we have obligations under U.S. federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the forward-looking statements by these cautionary statements.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell, and offers to buy, shares of our common stock are being made only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. In the event that all of the warrants to purchase up to 5,303,037 shares of common stock, which were issued in connection with the private placement that we closed on December 17, 2004 and the merger completed on February 11, 2005, are exercised for cash, we will receive proceeds of $1,668,482. We will incur all costs associated with this registration statement and prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

MARKET PRICE OF COMMON STOCK

Our common stock has been traded on the Over-the-Counter Bulletin Board under the symbol “IVRC.OB” since August 18, 2004. The following table sets forth the high and low bid and ask prices of our common stock, as reported on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions. Trading on our common stock has been sporadic, exemplified by the low trading volume and many days upon which no trades occurred. Prior to the merger with Chelsea in February 2005, Ivory Capital’s fiscal year ended on January 31. As a result of the merger, we now have a fiscal year ending December 31.

	High	Low
Fiscal year ended January 31, 2005
Third Quarter	$0.15	$0.05
Fourth Quarter	$4.00	$0.05

Fiscal year ended December 31, 2005
First Quarter	$4.00	$0.65
Second Quarter (through April 6, 2005)	$1.01	$1.01

On April 6, 2005, the average of the last reported bid and ask prices of our common stock on the Over-the-Counter Bulletin Board was $1.01 per share. As of April 1, 2005, there were approximately 175 stockholders of record.

SELECTED FINANCIAL DATA

The following table sets forth certain financial data of Chelsea Therapeutics, Inc. We derived the summary financial data as of December 31, 2003 and 2004 and for the years ended December 31, 2003 and 2004 and data for the period from April 3, 2002 (inception) to December 31, 2004 from our audited financial statements included elsewhere in this prospectus. You should read this data together with our financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Years ended December 31,		Period from April 3, 2002 (Inception) to December 31, 2004
	2003	2004
	(In thousands, except share and per share data)
Statement of Operations Data:
Operating expenses:
Research and development	$—	$1,809	$1,809
Sales and marketing	—	168	168
General and administrative	—	1,012	1,012

Total operating expenses	—	2,989	2,989

Operating loss	—	(2,989)	(2,989)
Other expense, net	—	(28)	(28)

Net loss	$—	$(3,017)	$(3,017)

Basic and diluted net loss per share	$—	$(0.05)

Shares used to compute basic and diluted net loss per share	48,854,154	57,883,285

	As of December 31,
	2003	2004
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$—	$10,977
Working capital	—	10,477
Total assets	—	11,141
Deficit accumulated during the development stage	—	(3,017)
Total stockholders’ equity	—	10,541

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed under “Risk Factors” and elsewhere in this prospectus. These risks could cause our actual results to differ materially from those anticipated in these forward-looking statements.

Overview

Since inception, our operating company, Chelsea Therapeutics, Inc., has focused primarily on acquiring and developing our pharmaceutical technologies, raising capital and recruiting personnel. We are a development stage company and have generated no revenue since inception. We do not anticipate generating any revenue until we successfully obtain approval from the FDA or equivalent foreign regulatory bodies to begin selling our pharmaceutical candidates. However, developing pharmaceutical products is a lengthy and expensive process. Even if we do not encounter unforeseen safety issues during the course of developing our currently licensed product candidates, we would not anticipate receiving regulatory approval to market such products until approximately 2008 or 2009. Currently, development expenses are being funded with proceeds from a private equity financing completed in December 2004. To the extent we are successful in acquiring additional product candidates for our development pipeline and as we move our products into more extensive clinical trials, our need to finance research and development costs will continue to increase. Accordingly, our success depends not only on the safety and efficacy of our product candidates, but also on our ability to finance the development of the products.

On February 11, 2005, we completed a merger with Ivory Capital Corporation, a publicly traded Colorado corporation, in which a wholly owned subsidiary of Ivory Capital was merged with and into Chelsea, and Chelsea became a wholly owned subsidiary of Ivory Capital. As a result of the merger, Ivory Capital, which previously had no material operations, acquired the business of Chelsea. Each outstanding share of common stock and Series A Preferred Stock of Chelsea was converted into approximately 10.56 shares of common stock of Ivory Capital and outstanding options and warrants to purchase either common stock or Series A Preferred Stock of Chelsea were assumed by Ivory Capital and converted into options and warrants to purchase shares of common stock at the same ratio. The merger resulted in a change of control of Ivory Capital, with the former stockholders of Chelsea owning approximately 96.75% assuming the conversion of all outstanding options and warrants.

In addition, the terms of the merger provided that the sole officer and director of Ivory Capital would be replaced by the officers and directors of Chelsea. Further, having had no significant business activity for a number of years, upon the effective time of the merger, Ivory Capital adopted the business plan of Chelsea. The transaction was therefore accounted for as a reverse acquisition with Chelsea as the acquiring party and Ivory Capital as the acquired party, in substance, a reorganization of Chelsea. Accordingly, when we refer to our business and financial information relating to periods prior to the merger, we are referring to the business and financial information of Chelsea unless the context indicates otherwise.

Revenue and Cost of Revenue

We have not generated any revenue from licensing, milestones or product sales through December 31, 2004, and we do not expect to generate revenue within the next 12 to 24 months. We might never be able to generate revenue. None of our existing product candidates are expected to be commercially available until late 2008 or 2009, if at all.

Research and Development

Research and development expenses consist primarily of costs associated with determining feasibility, licensing and pre-clinical and clinical testing of our licensed pharmaceutical candidates. These costs include salaries and related personnel costs, fees paid to consultants and outside service providers for drug manufacture and development, certain legal expenses and other expenses. We expense our research and development costs as they are incurred.

Sales and Marketing

Selling and marketing expenses consist primarily of salaries and related expenses that support our business development activity, promotional expenses and certain legal expenses.

General and Administrative

General and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, recruitment expenses for such personnel, consulting and professional fees and other corporate expenses, including general legal activities.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. Our significant accounting policies are more fully described in Note 1 to the financial statements accompanying this prospectus. The following accounting policies are critical in fully understanding and evaluating our reported financial results.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements as well as the reported revenue and expenses during the reporting periods. On an ongoing basis, management evaluates their estimates and judgments. Management bases estimates on historical experience and on various other factors that they believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results might differ from these estimates under different assumptions or conditions.

Research and Development Expense

Research and development expenditures are expensed as incurred.

Impairment of Long-lived Assets

We review long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets might not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The impairment loss, if recognized, would be based on the excess of the carrying value of the impaired asset over its respective fair value. Impairment, if any, is assessed using discounted cash flows. Through December 31, 2004, there had been no such impairment.

Accounting for Stock-Based Compensation

We account for our employee stock options and warrants using the fair value method of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation and related Interpretations”. SFAS 123 defines the fair value based method of accounting for employee stock options or similar equity instruments. In determining the fair value of the equity instrument, we considered, among other factors, (1) the advancement of our technology, (2) our financial position and (3) the fair value of our common stock or preferred stock as determined in arm’s-length transactions. Our results include non-cash compensation expense as a result of the issuance of stock option grants utilizing this method. We expect to record additional non-cash compensation expense in the future, which might be significant, particularly if our stock price increases.

Recently Issued Accounting Standards

In May 2003, the FASB issued SFAS No. 150, “Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet. Management believes that the adoption of this pronouncement will not have a material impact on our consolidated financial position or results of operations.

In December 2004, the FASB issued revised SFAS No. 123 with SFAS No. 123R, “Share-Based Payment”. This standard eliminates the ability to account for share-based compensation transactions using the intrinsic value-based method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and requires instead that such transactions be accounted for using a fair-value-based method. SFAS No. 123R is effective for financial statements issued for the first interim period beginning after June 15, 2005. We currently account for our stock-based compensation programs in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”, and SFAS No. 148, “Accounting for Stock-Based Compensation Costs—Transition and Disclosure” and therefore this pronouncement will not have a material impact, if any, on our consolidated financial position or results of operations.

Results of Operations

Although incorporated in April of 2002, we did not commence operations until 2004 and, consequently, we had no revenue or expenses prior to 2004.

Year Ended December 31, 2004

For the year ended December 31, 2004, research and development expense totaled approximately $1.8 million, consisting primarily of compensation and related expenses, initial product licensing fees and contract manufacturing and pre-clinical research costs.

Although we had no formalized selling activities in 2004, we did incur sales and marketing expenses totaling approximately $0.2 million. These expenses related primarily to business development personnel compensation and related costs, development of our website and other promotional activities and patent-related costs.

For the year ended December 31, 2004, general and administrative expense totaled approximately $1.0 million. These costs, targeted at the establishment of effective administrative infrastructure, consisted primarily of compensation and related expenses, consulting and professional fees, travel costs and facility expenses.

For the year ended December 31, 2004, we incurred net interest and other expenses of approximately $28,000. Interest expense consisted of interest accrued on loans made to us by a significant stockholder that were converted into stock in conjunction with the private placement in December 2004, somewhat offset by interest income from cash investments during the year.

Liquidity and Capital Resources

From inception to December 31, 2004, we had incurred an aggregate net loss of $3.0 million, as a result of the expenses described above.

We have financed our operations since inception primarily through equity and debt financing. At December 31, 2004, we had cash and cash equivalents of approximately $11.0 million. Cash on hand results from net cash provided from financing activities in December 2004 as described in “Financings” below.

Our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing. Additional funds might not become available on acceptable terms and any additional funding that we do obtain might not be sufficient to meet our needs in the long term.

Through December 31, 2004 virtually all of our financing has been through private placement of preferred stock and debt financing. We will continue to fund operations from cash on hand and through similar sources of capital, which might include public or private financing activities. Based on our resources at December 31, 2004, we believe that we will need additional equity or debt financing during 2006 to be able to sustain our operations and that we will need additional financing thereafter until we can achieve profitability, if ever.

Financings

In December 2004, we raised gross proceeds of approximately $14.5 million through the sale of 4,714,287 shares of our preferred stock. This amount includes the conversion of a $1.7 million stockholder loan along with accrued interest, for which a total of 577,605 shares were issued. In connection with this offering, we engaged Paramount BioCapital, Inc. as placement agent and paid commissions and other offering-related expenses of approximately $1.0 million in cash and warrants to purchase 412,133 shares of our preferred stock.

License Agreement Obligations

In March 2004, we entered into a License Agreement with Dr. Gopal Nair, Ph.D., of the University of South Alabama College of Medicine, for rights to use, produce, distribute and market products derived from an invention by Dr. Nair, claimed in US Patent # 5,912,251, entitled “metabolically inert anti-inflammatory and antitumor antifolates”, designated by Chelsea as CH-1504 and related compounds. The license provides us exclusive, worldwide (excluding India) rights for CH-1504.

As consideration for these rights, we paid $150,000 and issued Dr. Nair and his designees 402,000 shares of the common stock of Chelsea, subsequently converted into 4,246,350 shares of the common stock of Ivory Capital. As additional consideration, we agreed to pay to Dr. Nair and or his designees (1) royalties on the sales should any compounds be approved for commercial sale; (2) milestone payments, payable upon achievement of clinical milestones; and (3) payments to be made on specified anniversary dates, some of which may be payable in equity, at our discretion, through 2009. Future milestone and anniversary payments, which are subject to our rights to terminate the license agreement, total approximately $2,250,000.

The license agreement includes certain other covenants, which require us to, among other things, maintain and prosecute patents related to the license; use commercially reasonable best efforts to bring the licensed product to market as soon as reasonably practicable and continue active, diligent marketing efforts; and prepare and provide to the licensors certain reports concerning our development and commercialization efforts. In the event we fail to carry out our responsibilities under the license agreement, the licensors may terminate the license. We may elect to abandon the maintenance and prosecution of any patent applications or issued patents and we retain the right to terminate the license agreement in whole or as to any portion by providing written notice of such intentions to the licensor. The license agreement may also be terminated in the event we fail to make a scheduled milestone or royalty payment, we otherwise materially breach the license agreement, or if we become involved in a bankruptcy, insolvency or similar proceeding, provided that we are entitled to notice of such intention to terminate and an opportunity to cure. Regardless, the license agreement shall expire concurrent with the date of the last to expire claim contained in the patent rights.

Current and Future Financing Needs

We have incurred negative cash flow from operations since inception. We have spent, and expect to continue to spend, substantial amounts in connection with implementing our business strategy, including our planned product development efforts, our clinical trials, and our research and discovery efforts. Based on our current plans, we believe that our cash and cash equivalents will be sufficient to enable us to meet our planned operating needs until approximately mid-2006.

However, the actual amount of funds we will need to operate is subject to many factors, some of which might be beyond our control. These factors include the following:

•	the number, scope and progress of our research programs;

•	the progress of our pre-clinical and clinical development activities;

•	the progress of the development efforts of parties with whom we have entered into research and development agreements;

•	our ability to maintain current research and development programs and to establish new research and development and licensing arrangements;

•	our ability to achieve our milestones under licensing arrangements;

•	opportunities to sub-license our existing compounds to others;

•	the costs involved in prosecuting and enforcing patent claims and other intellectual property rights; and

•	the costs and timing of regulatory approvals.

We have based our estimate on assumptions that might prove to be incorrect. We might need to obtain additional funds sooner or in greater amounts than we currently anticipate. Potential sources of financing include strategic relationships, public or private sales of equity or debt and other sources. We might seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. We do not have any committed sources of financing at this time, and it is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of common stock or other securities convertible into common stock, the ownership interest of our existing stockholders will be diluted. If we are not able to obtain financing when needed, we might not be able to carry out our business plan. As a result, we might have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

Selected Quarterly Financial Data (Unaudited)

Summarized quarterly financial data for 2004 is as follows:

	Year ended December 31, 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Operating expenses	$156,096	$444,413	$774,284	$1,614,036
Loss from operations	(156,096)	(444,413)	(774,284)	(1,614,036)
Net loss	(156,096)	(449,013)	(787,437)	(1,624,013)
Basic and diluted loss per share [A]	$—	$(0.01)	$(0.01)	$(0.02)

A.	Basic and diluted loss per common share for each of the quarters presented above is based on the respective weighted average number of common shares for the quarters. As such, the sum of the quarters may not necessarily be equal to the full year loss per share amount. Basic and diluted loss per share are identical since common stock equivalent shares are excluded from the calculation, as their effect is anti-dilutive in all periods presented.

Plan of Operation

Our plan of operation for 2005 is to continue implementing our business strategy, including the clinical development of our lead compound. We also intend to explore the feasibility of other licensed or newly developed compounds and to expand our drug candidate portfolio by acquiring additional drug technologies for development. We expect our principal expenditures during the next 18 months to include:

•	operating expenses, including general and administrative and business development expenses; and

•	product development expenses, including the costs incurred with respect to applications for and implementation of our clinical trials for CH-1504.

As part of our planned expansion, we anticipate hiring additional scientific and administrative staff. In addition, we intend to use clinical research organizations and third parties to perform our clinical studies and manufacturing.

Research and Development Projects

CH-1504. We plan to submit an Investigational New Drug application, or IND, to the U.S. Food and Drug Administration seeking approval to commence Phase I dose escalation clinical trials of CH-1504 in humans in the second quarter of 2005. A pre-IND meeting with the FDA is planned to confirm sufficient data has been accumulated to file the IND to begin clinical studies. After the completion of our Phase I studies, we plan to begin a multi-center Phase II efficacy study in rheumatoid arthritis. After the completion of that study (Phase II in rheumatoid arthritis) and a following meeting with the FDA and the appropriate European Union regulatory authorities, we plan on initiating several additional Phase II studies (in other indications) and, in due course, Phase III studies in rheumatoid arthritis. Concurrently we might also plan and initiate additional proof-of-concept trials outside of the United States and the European Union in other indications of interest. Upon completion of the Phase III studies in rheumatoid arthritis, and having a pre-NDA meeting with the FDA and European Union agencies, we hope to use data from these studies to file a NDA. We currently estimate a global filing of the NDA in the beginning of 2008, and assuming approval of the NDA, a market launch in late 2008 or early 2009.

In addition, while CH-1504 continues in clinical development for rheumatoid arthritis, we will continue to evaluate its potential, and the potential of our other antifolate molecules, in other indications. Initial pre-clinical testing will continue in oncology, psoriasis and inflammatory bowel disease as resources allow. After initial pre-clinical studies are completed in multiple indications, our scientific advisory board, consultants and management team will evaluate these molecules’ potential in these indications. We might then initiate clinical testing of CH-1504 and/or other molecules in the indications that show potential. Notwithstanding the foregoing, because of our limited resources, clinical studies might initially be pursued only in rheumatoid arthritis.

We believe we currently have sufficient capital to fund development activities of CH-1504 during 2005 and into 2006. Since our business does not generate any cash flow, however, we will need to raise additional capital to continue development of the product beyond this timeframe. We expect to raise such additional capital by either borrowing money or by selling shares of our capital stock. As an alternative to raising additional capital, we may attempt to sublicense our rights to CH-1504 in one or more territories or one or more indications or abandon our development efforts altogether, any of which might have a material adverse effect on the prospects of our business. See also the risks identified under the section entitled “Risk Factors” in this prospectus.

Qualitative and quantitative disclosure about market risk

Due to the nature of our short-term investments and our lack of material debt, we have concluded that we face no material market risk exposure. Therefore, no quantitative tabular disclosures are required.

BUSINESS

Overview

We are a development stage biopharmaceutical company that acquires and develops innovative products for the treatment of a variety of human diseases. Our strategy is to develop technologies that address important unmet medical needs or offer improved, cost-effective alternatives to current methods of treatment. Specifically, we concentrate our efforts on acquiring and developing technologies for the treatment of rheumatoid arthritis, psoriasis, cancer and other immunological disorders.

In March 2004, we acquired the exclusive rights to a number of antifolate molecules, including our lead product candidate CH-1504. CH-1504 is an orally delivered molecule with potential anti-inflammatory and anti-tumor properties. We believe that CH-1504 has potential applications in autoimmune disease, particularly in the treatment of rheumatoid arthritis, as demonstrated in a series of pre-clinical studies. We further believe that CH-1504 might have advantages over existing therapies for rheumatoid arthritis, including increased effectiveness, greater tolerability and decreased side effects.

In 2003, a six-month pilot clinical study was completed by O. Castaneda, M.D. Ph.D. at Universidad Peruana Cayetano Heredia, Lima, Peru studying the benefit of CH-1504 for the treatment of rheumatoid arthritis. Twenty patients who had failed numerous previous rheumatoid arthritis therapies participated in the study. Although this study was not conducted in compliance with the standards necessary for its use in the U.S. regulatory approval process, the study results suggest lower toxicity and improved tolerability, as well as increased efficacy of CH-1504 versus Methotrexate, or MTX, the agent most commonly used for the treatment of rheumatoid arthritis. Additional clinical studies are currently being planned and we plan to initiate a Phase I clinical trial in the U.S. or Europe with CH-1504 in the second quarter of 2005. Additionally, pre-clinical studies have indicated that CH-1504 might be an active cancer agent, as is MTX, but with greater potency and acting on tumors that do not respond to MTX.

On February 11, 2005, we completed a merger with Ivory Capital Corporation, a publicly traded Colorado corporation, in which a wholly owned subsidiary of Ivory Capital was merged with and into Chelsea, and Chelsea became a wholly owned subsidiary of Ivory Capital. As a result of the merger, Ivory Capital, which previously had no material operations, acquired the business of Chelsea. Each outstanding share of common stock and Series A Preferred Stock of Chelsea was converted into approximately 10.56 shares of common stock of Ivory Capital and outstanding options and warrants to purchase either common stock or Series A Preferred Stock of Chelsea were assumed by Ivory Capital and converted into options and warrants to purchase shares of common stock at the same ratio. The merger resulted in a change of control of Ivory Capital, with the former stockholders of Chelsea owning approximately 96.75% assuming the conversion of all outstanding options and warrants.

Rheumatoid Arthritis Overview

Rheumatoid arthritis is a chronic inflammatory disease that leads to pain, stiffness, swelling and limitation in the motion and function of multiple joints. If left untreated, rheumatoid arthritis can produce serious destruction of joints that frequently leads to permanent disability. Though the joints are the principal body part affected by rheumatoid arthritis, inflammation can develop in other organs as well. The disease currently affects over two million Americans, almost 1% of the population, and is two to three times more prevalent in women. Onset can occur at any point in life but is most frequent in the fourth and fifth decades of life, with most patients developing the disease between the ages of 35 and 50.

In rheumatoid arthritis, the immune system, for unknown reasons, attacks an individual’s own cells inside the joint capsule. White blood cells migrate to the synovium, a thin layer of tissue lining joints, and cause a reaction. This reaction, or inflammation, is called synovitis, and it results in the swelling and pain, the hallmark symptoms of rheumatoid arthritis. During the inflammation process, the cells of the synovium grow and divide abnormally, making the normally thin synovium thick and resulting in a joint that is chronically swollen. As the disease progresses, abnormal synovial cells begin to invade and destroy the cartilage and bone within the joint. The surrounding muscles, ligaments, and tendons that support and stabilize the joint become weak and unable to work normally. Damage to bones is now believed to begin during the first year or two that a person has the disease, making early diagnosis and treatment important in the management of rheumatoid arthritis. Rheumatoid arthritis is currently believed to have multiple causes, including genetic, environmental and hormonal. Rheumatoid arthritis often leaves people incapable of accomplishing their daily activities, adversely affecting their lives and the lives of those around them.

The main symptom of rheumatoid arthritis is the persistent inflammation of the joints, usually in a symmetric distribution. This inflammation causes destruction of cartilage, bone erosion and structural changes in the joint, which might range from minimal joint damage to debilitating disease. Patients’ symptoms typically wax and wane, often making early diagnosis and treatment difficult. Some patients also experience the effects of rheumatoid arthritis in places other than the joints. About one-quarter of patients develop rheumatoid nodules, bumps under the skin that often form close to the joints. Many people with rheumatoid arthritis develop anemia. Other effects, which occur less often, include neck pain and dry eyes and mouth. In rare circumstances, patients might have inflammation of blood vessels, the lining of the lungs, or the sac enclosing the heart, which can be potentially life threatening.

Current Rheumatoid Arthritis Treatments

There are many different drugs that are used to treat rheumatoid arthritis, including hormones, small molecules and biologics, which are manufactured compounds made using recombinant growth technology. The normal course of therapy for rheumatoid arthritis begins with analgesics, such as aspirin, and non-steroidal anti-inflammatory agents, followed by disease modifying anti-rheumatic drugs, low dose steroids and, finally, reconstructive joint surgery for patients failing all therapies. Disease modifying anti-rheumatic drugs, or DMARDs, are the only drugs that have been shown to alter the course of disease.

Non-Steroidal Anti-Inflammatory Drugs. Non-steroidal anti-inflammatory drugs, or NSAIDs, are typically given at the onset of symptoms and serve to reduce inflammation, decrease pain and improve function. Typically, early stage rheumatoid arthritis is treated with NSAIDs such as the Cox-2 inhibitors Celebrex® and Bextra ®, along with Ibuprofen, Naprosyn®, and Relafen®. NSAIDs have a limited effect that is only sufficient for a short period of time, because they simply relieve symptoms without slowing disease progression. In addition, the safety of some of these drugs is in question. Merck recently stopped selling its Cox-2 inhibitor Vioxx® because of increased risk of heart attack and stroke, and other similar drugs are being investigated for similar risks.

Disease Modifying Anti-Rheumatic Drugs. DMARDs include antifolates and biologic treatments that alter the course of disease through a variety of mechanisms. Doctors prescribe DMARDs soon after diagnosis and for as long as the patient can tolerate the drugs.

Antifolates. MTX, an antifolate, is the most commonly prescribed DMARD and is typically the first DMARD prescribed therapy for rheumatoid arthritis. Antifolates are administered to patients due to their ability to slow the progression of disease and provide symptom relief, their ease of administration, and their low cost. Antifolates have been used clinically for more than 30 years to treat inflammatory diseases, such as rheumatoid arthritis, as well as both solid and blood-related cancers. Antifolates, such as MTX, are structurally related to folic acid and act as antagonists to this vitamin by inhibiting the enzyme that converts folic acid to its active form. Folic acid is required for cell growth and tissue proliferation. Therefore antifolates are effective weapons against rapidly dividing cells that are characteristic of inflammatory disease and cancer.

MTX is currently the most commonly prescribed DMARD because of its early onset of action, well-established efficacy, and ease of administration. MTX can be combined with other DMARDs approved by the U.S. Food and Drug Administration, or FDA, including gold compounds, sulfasalazine®, hydroxychloroquine® and Tumor Necrosis Factor, or TNF-a, inhibitors, anakinra® and leflunomide®. However, the administration of MTX is known to cause serious side effects such as pulmonary fibrosis and elevations in liver enzymes, which can be indicative of early liver and kidney damage. Additionally, MTX and other currently prescribed antifolates eventually lose their effectiveness because of inactivation through metabolism and increased patient resistance. Consequently, a medical need exists for an alternate antifolate drug that causes fewer side effects without compromising its efficacy.

Biologics. Biologics are usually added to a patient’s treatment regimen once MTX and other DMARDs are no longer an adequate therapy or side effects have become unmanageable. The most commonly prescribed biologics, such as Johnson & Johnson’s Remicade and Amgen’s Enbrel, block TNF-a, which is a pro-inflammatory agent found in large quantities in the rheumatoid joint. The pro-inflammatory effects of TNF-a suggest that its inhibition would be clinically useful in rheumatoid arthritis. Indeed, clinical trial data has confirmed the efficacy of several TNF-a inhibitors in relieving the signs and symptoms of rheumatoid arthritis and in slowing or halting joint damage.

Another FDA-approved biologic compound for the treatment of rheumatoid arthritis is Amgen’s Kineret®, an interleukin 1-receptor antagonist found to possess modest activity in the treatment of rheumatoid arthritis. However, like the other biologics described above, Kineret is known to cause significant side effects. Kineret’s significant cost, together with insurance reimbursement issues, also limit its availability for some patients.

Many of the biologics used for rheumatoid arthritis are relatively new and their long-term benefits are unproven. Consequently, we believe a medical need exists for an alternate antifolate drug that causes fewer side effects without compromising its efficacy.

Global Rheumatoid Arthritis Market Opportunity

Over twenty million people suffer from rheumatoid arthritis worldwide and the global market is estimated for 2004 at over $6.3 billion. DMARDs, including biologics, accounted for nearly $5.0 billion of that figure. MTX is currently the most commonly prescribed disease modifying treatment for rheumatoid arthritis, but only has sales of approximately $500 million across all indications due to its generic status and related low cost. In contrast to this, biologics are used to treat approximately 15% of rheumatoid arthritis patients, but account for over $3.0 billion of the global rheumatoid arthritis market.

The following lists worldwide sales in 2004 for the leading rheumatoid arthritis products on the market. These sales numbers include indications other than rheumatoid arthritis that might be significant.

Worldwide Sales of Top DMARDs in 2004

Rank	Product	Company	Patent Expiry	Worldwide 2004 Sales ($MM)
1	Remicade	Johnson & Johnson	2012	$2,145
2	Enbrel	Amgen	2014	$1,900
3	Humira	Abbott Labs	2016	$852
4	Methotrexate (MTX)	Generic	Expired	$500	*
5	Arava	Aventis	2006	$300	*

Sales marked with * are management estimates based on best available information. Other Sales figures are taken from respective company reports.

Limitations of MTX

MTX is the most widely prescribed antifolate for the treatment of rheumatoid arthritis and is also used extensively for the treatment of cancer, psoriasis and other inflammatory diseases. However, MTX is metabolized in human cells and might accumulate intracellularly over time leading to undesirable host toxicity, while limiting cellular uptake of the parent molecule. In addition, MTX and other related antifolates, are also converted in the liver by a process called oxidation to a compound that is believed to play a major role instigating liver and kidney toxicity in certain patients receiving long-term MTX therapy. This loss of active drug cellular uptake and increase in toxicity produced by metabolites of MTX limit its effectiveness as a long-term treatment for rheumatoid arthritis.

The CH-1504 Opportunity in the Treatment of Rheumatoid Arthritis

CH-1504 is a unique orally available antifolate discovered by Dr. Gopal Nair, Ph.D. of the University of South Alabama College of Medicine. CH-1504 is a metabolically inert anti-inflammatory and anti-tumor antifolate, as opposed to the metabolized MTX. CH-1504 is neither hydroxylated nor polyglutamylated, meaning it does not undergo the undesirable metabolic processes that are characteristic of MTX and other antifolates. On incubation of CH-1504 with a partially purified preparation of rabbit liver aldehyde oxidase, no substrate activity was detected, indicating that CH-1504 did not metabolize (undergo oxidation) in these conditions. The same enzyme preparation was able to convert MTX to its corresponding toxic derivative under identical conditions. The observed biochemical, pharmacological and human data of CH-1504 suggest that it might be a superior DMARD relative to MTX. Because unlike MTX, CH-1504 is not metabolized into an active toxic metabolite, it is expected that CH-1504 will be a well tolerated and effective drug for rheumatoid arthritis that is appropriate for chronic patient use.

As a result of the data collected to date and its proposed clinical profile, we are currently planning an investigational new drug, or IND, submission for CH-1504.

CH-1504 is a unique antifolate that we believe might be clinically superior to MTX and biologics as it might have superior efficacy, less toxicity and increased tolerability. Potential advantages of CH-1504 over existing therapies include:

•	higher response rate, including efficacy in patients that have failed MTX therapy;

•	faster onset of action;

•	better tolerability;

•	superior toxicity profile;

•	more predictable pharmacokinetics; and

•	lower production costs than biologics.

Patients Might be More Responsive With CH-1504. We believe that in rheumatoid arthritis patients, CH-1504 might have significant clinical advantages over MTX due to its biological stability and independence of inter-patient variability, secondary to metabolism. Since CH-1504 is not subject to similar metabolism, it can be reasonably hypothesized that in those patients who are unresponsive to MTX, CH-1504 might be clinically efficacious since it is not deactivated by this enzymatic process. As summarized in the table below, in the study conducted by Dr. Castaneda in Peru it was observed that CH-1504 was clinically effective and achieved a so-called ACR20 response, as defined below, in 90% of the patients, including those patients who had failed previously therapies, including therapy with MTX. By comparison, MTX only had an ACR20 response in 40% of the patients treated.

ACR20(1) Responders vs. Non-responders (percentages)

	MTX	CH-1504
Non-responders	60%	10%
Responders	40	90

(1)	In order meet the ACR20 response criteria, set forth by the American College of Rheumatology, patients must have a 20% or greater improvement in swollen and tender joints, and in 3 of the following: pain; patient global assessment; physician global assessment; functional questionnaire; and C-reactive protein or erythrocyte sedimentation rate. ACR50 and ACR70 use a 50% and 70% improvement in the above measures.

As shown in the table below, of the patients treated with CH-1504, 40% went on to achieve an ACR50 response while only 10% of the patients treated with MTX achieved an ACR50 response.

Clinical Results of CH-1504 vs. MTX (percentages) at 24 weeks

	MTX	CH-1504
ACR NR (No response)	60%	10%
ACR 20	40	90
ACR 50	10	40

In the Castaneda study, results indicated CH-1504 might have a higher response rate and earlier onset of action than MTX. The table below shows that by week 4, 60% of patients treated with CH-1504 had demonstrated a response of ACR20 while only 10% of those treated with MTX had achieved ACR20. By week 24, 90% of the CH-1504 patients had achieved ACR20 and only 40% of MTX treated patients had an ACR20 response. It should also be noted that results from the pilot study of CH-1504 compare favorably to published results of other commonly prescribed rheumatoid arthritis treatments. We plan to seek to market CH-1504 as both a monotherapy and in combination with currently approved products.

Clinical Results of Pilot Study

CH-1504 Responses

	Baseline	Week 4	Week 8	Week 12	Week 16	Week 20	Week 24
ACR NR	0%	40%	20%	0%	0%	10%	10%
ACR 20	0	60	80	100	100	80	90
ACR 50	0	0	20	30	40	40	40

MTX Responses (percentage)

	Baseline	Week 4	Week 8	Week 12	Week 16	Week 20	Week 24
ACR NR	0%	90%	80%	80%	60%	60%	60%
ACR 20	0	10	20	20	40	40	40
ACR 50	0	0	0	0	10	10	10

CH-1504 Might be More Tolerable and Less Toxic Than MTX. The rationale and scientific data to date indicate that CH-1504 might be more tolerable than other rheumatoid arthritis drugs currently on the market. For example, toxicity is a major factor limiting MTX’s long-term use in treating rheumatoid arthritis. CH-1504, on the other hand, is devoid of the toxicities secondary to the formation of metabolites. CH-1504 is a metabolism blocked antifolate with significant pre-clinical data that indicates enhanced safety due to the lack of metabolism. Liver and kidney toxicity are manifested frequently during MTX therapies for cancer, rheumatoid arthritis and psoriasis due to the metabolic byproducts of MTX. Liver cells and kidney cells are targeted by these toxic metabolites. Furthermore, metabolism of MTX causes a large portion of MTX to be wasted without any therapeutic benefit, leading to a need for increased dosing.

The Castaneda study showed that CH-1504 is not only a more effective treatment than MTX but also has a lower toxicity profile as evidenced by the lower percentage of patients reporting side effects as seen in the table below.

MTX vs. CH-1504 Percentage of Patients Reporting Adverse Effects

	MTX	CH-1504
Severe adverse effects	0%	0%
Withdrawals	0	0
Dizziness	10	10
Somnolence	0	20
Nausea/vomiting	20	0
Indigestion	20	0
Abdominal pain	10	0
Diarrhea	20	0
Allergy	0	0
Acne	0	10
Hairloss	10	10
Infections	30	10

As shown in the table below, patients treated with CH-1504 experienced no elevation of liver enzymes during the entire course of therapy. This safety data and the metabolic profile of CH-1504 suggest it is well tolerated and suitable for chronic use in the treatment of rheumatoid arthritis.

Laboratory Values of Liver Enzymes

CH-1504 Lab Values	Baseline	Week 4	Week 8	Week 12	Week 16	Week 20	Week 24
SGOT	21	15	16	16	17	15	15
SGTP	18	18	17	25	20	18	18

MTX Lab Values	Baseline	Week 4	Week 8	Week 12	Week 16	Week 20	Week 24
SGOT	19	18	24	25	26	28	28
SGTP	22	20	39	42	44	43	44

We believe that because of its low toxicity profile and increased effectiveness, CH-1504 might replace MTX and penetrate the NSAID and biologic markets, giving it the potential to become a widely prescribed therapy for rheumatoid arthritis. Medical practitioners prescribe NSAIDS because of their low toxicity. However, if CH-1504’s safety profile and anti-rheumatic effect are as we expect, doctors might initiate CH-1504 earlier in the course of treatment than currently prescribed antifolates. Also, because CH-1504 might not develop treatment resistance and appears to be well tolerated, with a low toxicity profile, it might delay or eliminate the need for expensive biologics in the early stage of the disease. Additionally, because of its low toxicity, medical practitioners might be more likely to administer CH-1504 in combination with biologics as the disease progresses.

Competition in the Rheumatoid Arthritis Market

The efficacy and safety profile of CH-1504 will potentially make it an attractive alternative to existing antifolate and biologic therapies for inflammatory and oncological diseases. We believe CH-1504 can achieve market share not only as a monotherapy at the expense of existing and established products, but also as a therapy prescribed in combination with biologic therapies. Some of the products CH-1504 would compete with include MTX, Johnson & Johnson’s Remicade®, Amgen’s Enbrel®, Abbott Labs’ Humira® and Aventis’ Arava®.

Currently Available Antifolates. MTX, a classical antifolate, was originally used as a chemotherapy drug to treat certain kinds of cancer, but was also found to be beneficial in treating inflammatory arthritis and psoriasis. MTX is generic and marketed in both injectable and oral formulations by multiple companies including Barr Labs, Boehringer Ingelheim Pharma, Mayne Pharma and Mylan Laboratories.

Currently Available Biologics. Although there have been positive results for biologics, we believe physicians are likely to reserve anti-TNF and other biologic therapies for patients who have failed initial MTX monotherapy. Despite increased aggressiveness of treating physicians and easier reimbursement, front line use or combination therapy with multiple biologics is unlikely to occur due to their high costs and side effect profile. Enbrel®, Humira® and Remicade® are TNF blockers that have been approved by the FDA over the last six years and are the top selling biologics for rheumatoid arthritis. These three TNF blockers are administered to patients by injection and can be used alone or in combination with other DMARDs or NSAIDs such as aspirin or ibuprofen. Enbrel®, which is developed by Amgen, is the top selling biologic for rheumatoid arthritis, has the safest toxicity profile of these biologics and is also indicated for juvenile rheumatoid arthritis, early rheumatoid arthritis, psoriatic arthritis and ankylosing spondylitis. Enbrel® is estimated to have had global sales of $1.9 billion for the treatment of rheumatoid arthritis in 2004. Remicade® is a chimeric anti-TNF monoclonal antibody developed by Johnson & Johnson for the treatment of rheumatoid arthritis and Crohn’s disease with global sales of $2.1 billion in 2004. Abbott Laboratories’ Humira® had 2004 global sales of $852 million. Both Remicade® and Humira® contain black box warnings for tuberculosis.

DMARDS in Development. CTLA4Ig, developed by Bristol-Myers Squibb, is being studied as a once-monthly infusion for rheumatoid arthritis. The drug is currently in Phase III studies and earlier data, as reported by Bristo-Myers Squibb, has shown the drug to be safe as a monotherapy and combination. Also, Celltech is currently developing CDP-870, a pegylated anti-TNF antibody for the treatment of rheumatoid arthritis and Crohn’s disease. CDP-870 is currently in Phase III studies as a monotherapy and in combination with MTX. Additionally, Rituxan is currently being evaluated by Genentech and Roche for rheumatoid arthritis in Phase III trials in patients refractory to other DMARD therapy.

CH-1504 Opportunity in the Treatment of Cancer

Pre-clinical studies conducted at the National Cancer Institute have also indicated that CH-1504 might be a better anti-cancer therapy than MTX. It is believed that CH-1504 enters cells by the reduced folate carrier, or RFC, transport system pathway and might be transported up to 4.5 times more efficiently than MTX. CH-1504 has exhibited promising anti-tumor activity in multiple models using a wide variety of cell lines and tumor types. In addition, CH-1504 is active in anti-tumor models known to be resistant to classical polyglutamylated antifolates such as MTX. As demonstrated in the table below, the high potency of CH-1504 observed in anti-tumor models appears to be consistent with the combined effects of its enhanced affinity for DHFR and more efficient cellular uptake.

The ability of CH-1504 to be transported into mammalian cells via the tumor selective reduced folate carrier, or RFC, that is used by MTX for entry to mammalian cells has been confirmed in multiple cancer cell lines. It is well established that a compound called leucovorin enters cells by the RFC and the ability of a folate analog to compete with radioactive leucovorin incorporation in a given cell line is a measure of its relative affinity of interaction to this transport system. The inhibitory concentration of CH-1504 and MTX needed to inhibit the uptake of radiolabeled leucovorin in K562 human leukemia cells were shown to be 9.0 nM and 50.0 nM respectively. CH-1504 therefore enters this tumor cell approximately 4.5 times more efficiently than MTX. Similar influx data were obtained with a human MCF7 breast cancer cell line. Collectively the data shows that CH-1504 is a metabolism-blocked classical antifolate superior to MTX in cytotoxicity and, relative to MTX, is capable of enhanced influx to mammalian cells via the RFC.

Growth Inhibition (GI50 & TGI) of Human Tumor Cells by CH-1504 and MTX

Cell Line	Log 10GI50	TGI
	CH-1504	CH-1504	MTX
Leukemia
CCRF-CEM	<-8.00	<-8.00	-3.77
MOLT-4	<-8.00	-7.4	-3.55
RPMI 8226	<-8.00	-7.44	-3.66
SR	<-8.00	<-8.00	-3.5
K562	<-8.00	<-8.00	-3.3

Breast Cancer
MCF-7	<-8.00	-6.32	—
MCF7-ADR-RES	<-8.00	-7.26	—

CNS Cancer
SF 539	<-8.00	-6.3	-3.66

The preceding data collected at the National Cancer Institute summarize the ability of CH-1504 to inhibit 50% of the growth of selected tumor cells in culture. The values are expressed as Log10 GI50 values all of which are lower than 10 –8 M. In the same table a comparison is made of the respective values of TGI (total growth inhibition) for CH-1504 and MTX. The data suggest that CH-1504 is approximately 1,000 to 10,000 times more effective than MTX to cause total growth inhibition of these human tumor cell lines.

Other Potential Indications for CH-1504

While CH-1504 continues in clinical development for rheumatoid arthritis, we expect to continue to evaluate its potential in other indications. In particular, we expect to continue initial pre-clinical testing in oncology, psoriasis and inflammatory bowel disease as financing allows. After initial pre-clinical studies are completed in multiple indications, our scientific advisory board, consultants and management team will evaluate its potential in these indications. We will then continue the clinical testing of CH-1504 in the indications in which it shows the most potential. Potential indications for CH-1504 include several different kinds of cancers, psoriasis, psoriatic arthritis and inflammatory bowel disease. Notwithstanding the foregoing, because of our limited funding, clinical studies will initially be pursued in rheumatoid arthritis.

CH-1504 Development Plan

We plan to submit an IND to the FDA seeking approval to commence Phase I dose escalation clinical trials of CH-1504 in humans in 2005. Our estimated start date and end date for the clinical development milestones are shown below in the table below. After the completion of our Phase I studies, we expect to begin a multi-center Phase II efficacy study in rheumatoid arthritis. After the completion of that Phase II study in rheumatoid arthritis and following meetings with appropriate regulatory authorities, we plan to initiate several additional Phase II studies in other indications and Phase III studies in rheumatoid arthritis.

CH-1504	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
	04	04	04	04	05	05	05	05	06	06	06	06	07	07	07	07	08	08	08	08
Pre-Clinical Studies
Tox
PK

Manufacturing & QA/QC
Ph I Material
Process Validation
Formulation
Stability Testing
CMC Package

Clinical Development
Ph I
Ph II
Ph III (2 studies)

Regulatory
Pre-IND Meeting
File IND
End Ph II Meeting
Pre-NDA Meeting
File NDA
Launch																				¶

This above schedule represents the best estimate of our management based on current information. There can be no guarantee that this schedule will be achieved. See “Risk Factors – Risks Related to our Business” for a discussion of the numerous contingencies to which this plan is subject.

Government Regulation

The research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing, among other things, of our potential products are extensively regulated by governmental authorities in the U.S. and other countries. Satisfaction of FDA requirements or requirements of state, local and foreign regulatory agencies typically takes several years, and the actual time required can vary substantially based upon the type, complexity and novelty of the pharmaceutical product. Satisfaction of these requirements will impose costly procedures upon our activities, and we cannot be certain that the FDA or any other regulatory agency will grant approval for any of our products under development on a timely basis, if at all.

Success in preclinical or early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from pre-clinical and clinical activities are not always conclusive and are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Failure to comply with the applicable requirements might subject us to administrative or judicial sanctions in the U.S., such as the FDA’s refusal to approve pending NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution. Even if a product receives regulatory approval, the approval might be significantly limited to specific indications or uses. After regulatory approval is obtained, later discovery of previously unknown problems with a product might result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain regulatory approvals would have a material adverse effect on our business.

U.S. Drug Approval Process. In the U.S., the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations. None of our drugs might be marketed in the U.S. until the drug has received FDA approval. The steps required before a drug might be marketed in the U.S. include:

•	preclinical laboratory tests, animal pharmacology and toxicology studies, and formulation studies,

•	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials might begin,

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication,

•	submission to the FDA of an NDA,

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practices, or cGMPs, and

•	FDA review and approval of the NDA.

Preclinical tests include laboratory evaluation of product chemistry, toxicity, and formulation, as well as animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials might begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. We cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

Clinical trials typically are conducted in three sequential phases, but the phases might overlap. The study protocol and informed consent information for study subjects in clinical trials must also be approved by an Institutional Review Board for each institution where the trials will be conducted. Study subjects must sign an informed consent form before participating in a clinical trial.

Phase I usually involves the initial introduction of the investigational drug into people to evaluate its short-term safety, dosage tolerance, metabolism, pharmacokinetics and pharmacologic actions, and, if possible, to gain an early indication of its effectiveness.

Phase II usually involves trials in a limited patient population to:

•	evaluate dosage tolerance and appropriate dosage,

•	identify possible adverse effects and safety risks, and

•	evaluate preliminarily the efficacy of the drug for specific indications.

Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. There can be no assurance that phase I, phase II, or phase III testing will be completed successfully within any specified period of time, if at all. Furthermore, clinical trials might be suspended by us or the FDA at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

The FDCA permits FDA and the IND sponsor to agree in writing on the design and size of clinical studies intended to form the primary basis of an effectiveness claim in an NDA application. This process is known as

Special Protocol Assessment, or SPA. These agreements might not be changed after the clinical studies begin, except in limited circumstances.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. The testing and approval process requires substantial time, effort, and financial resources. The agencies review the application and might deem it to be inadequate to support the registration and we cannot be sure that any approval will be granted on a timely basis, if at all. The FDA might also refer the application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of the advisory committee.

The FDA has various programs, including fast track, priority review, and accelerated approval, that are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis surrogate endpoints. Generally, drugs that might be eligible for one or more of these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that provide meaningful benefit over existing treatments. We cannot be sure that any of our drugs will qualify for any of these programs, or that, if a drug does qualify, that the review time will be reduced.

Section 505b2 of the FDCA allows the FDA to approve a follow-on drug on the basis of data in the scientific literature or data used by FDA in the approval of other drugs. This procedure potentially makes it easier for generic drug manufacturers to obtain rapid approval of new forms of drugs based on proprietary data of the original drug manufacturer.

Before approving an NDA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured, and will not approve the product unless cGMP compliance is satisfactory. If the FDA evaluates the NDA and the manufacturing facilities as acceptable, the FDA might issue an approval letter, or in some cases, an approvable letter followed by an approval letter. Both letters usually contain a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. As a condition of NDA approval, the FDA might require postmarketing testing and surveillance to monitor the drug’s safety or efficacy, or impose other conditions.

After approval, certain changes to the approved product, such as adding new indications, making certain manufacturing changes, or making certain additional labeling claims, are subject to further FDA review and approval. Before we can market our product candidates for additional indications, we must obtain additional approvals from FDA. Obtaining approval for a new indication generally requires that additional clinical studies be conducted. We cannot be sure that any additional approval for new indications for any product candidate will be approved on a timely basis, or at all.

Post-Approval Requirements. Often times, even after a drug has been approved by the FDA for sale, the FDA might require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. If such post-approval conditions are not satisfied, the FDA might withdraw its approval of the drug. In addition, holders of an approved NDA are required to:

•	report certain adverse reactions to the FDA,

•	comply with certain requirements concerning advertising and promotional labeling for their products, and

•	continue to have quality control and manufacturing procedures conform to cGMP after approval.

The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities, including an assessment of compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. We intend to use third party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections might identify compliance issues at the facilities of our contract manufacturers that might disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval might result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market.

Orphan Drug Designations. The FDA might grant orphan drug designation to drugs intended to treat a “rare disease or condition,” which generally is a disease or condition that affects fewer than 200,000 individuals in the U.S. Orphan drug designation must be requested before submitting an NDA. If the FDA grants orphan drug designation, which it might not, the identity of the therapeutic agent and its potential orphan use are publicly disclosed by the FDA. Orphan drug designation does not convey an advantage in, or shorten the duration of, the review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, meaning that the FDA might not approve any other applications to market the same drug for the same indication, except in certain very limited circumstances, for a period of seven years. Orphan drug designation does not prevent competitors from developing or marketing different drugs for that indication.

Non-U.S. Regulation. Before our products can be marketed outside of the U.S., they are subject to regulatory approval similar to that required in the U.S., although the requirements governing the conduct of clinical trials, including additional clinical trials that might be required, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices might not be approved for such product.

In Europe, marketing authorizations might be submitted at a centralized, a decentralized or national level. The centralized procedure is mandatory for the approval of biotechnology products and provides for the grant of a single marketing authorization that is valid in all European Union member states. As of January 1995, a mutual recognition procedure is available at the request of the applicant for all medicinal products that are not subject to the centralized procedure. There can be no assurance that the chosen regulatory strategy will secure regulatory approvals on a timely basis or at all.

Intellectual Property

We actively seek to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other key markets. Our goal is to obtain, where appropriate, the broadest intellectual property protection possible for our current product candidate, CH-1504, and any future product candidates and proprietary technologies through a combination of contractual arrangements and patents, both in the United State and other countries.

As of March 21, 2005, our patent estate includes one issued U.S patent, U.S. Patent No. 5,912,251, dated June 15, 1999 entitled “Metabolically Inert Anti-Inflammatory and Anti-Tumor Antifolates”, or the ‘251 patent, and several patent applications related thereto, including one re-issue patent application in the United States and several other patent applications pending in countries outside of the United States, including Europe and Japan. In addition, our patent estate includes two provisional U.S. patent applications. Our issued U.S. patent includes composition of matter coverage on our current product candidate, CH-1504, as well as certain structural variants of CH-1504. Our provisional patent applications expand our proprietary position, with disclosure relating to additional compounds and their uses as well as additional uses of CH-1504. We plan to continue to strengthen our patent estate by filing and pursuing additional patents.

Our rights in the ‘251 patent and related applications derive from an exclusive license agreement with N. Gopal Nair. The territory covered by this license is the entire world except for India. The license agreement allows us to sublicense CH-1504 in our full discretion. Under the agreement, we are obligated to pay to Dr. Nair or his designees: (i) royalties on the sales of the CH-1504 should it be approved for commercial sale; (ii) aggregate milestone payments upon achievement of certain clinical milestones; and (iii) guaranteed payments over the next 5 years, some of which might be payable in equity. Future milestone and guaranteed payments total approximately $2,250,000. Our license agreement with N.Gopal Nair reserves rights to the licensor in India. Therefore, we will not commercialize CH-1504 in India.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors, as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents are unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, it is our policy to require all of our employees, consultants, advisors and contractors to enter into agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

Manufacturing and Marketing

We own no manufacturing facilities. Syntagon has manufactured M-TREX for our initial studies. We plan to continue to use third-party manufacturers to produce material for use in clinical trials and, if any of our products are approved for marketing, for commercial product. This manufacturing strategy enables us to direct our financial resources to product development, without devoting resources to the time and cost associated with building large manufacturing plants.

Likewise, our marketing strategy is to contract with third parties, rather than incur the expense of establishing our own sales and marketing force. Any such arrangement will be negotiated and entered into only once one or more of our drug candidates is close enough to being approved for marketing.

Employees

We have attracted and retained a management team with core competencies and expertise in numerous fields, including manufacturing, research, clinical, regulatory and business development. Our management and advisors are comprised of experienced pharmaceutical and biotechnology industry veterans and respected experts. We are led by our Chief Executive Officer, Dr. Simon Pedder, formerly Vice President, Pharmaceutical Business, Oncology at Hoffmann-La Roche Inc., who has over 15 years of senior pharmaceutical management experience, including drug development and business experience. During this time at Roche, Dr. Pedder was responsible for a number of global development programs, successful registrations and product launches.

We have a total of seven employees. We believe the relationships with our employees are satisfactory. We anticipate that we will need to identify, attract, train and retain other highly skilled personnel. Hiring for such personnel is competitive, and there can be no assurance that we will be able to retain our key employees or attract, assimilate or retain the qualified personnel necessary for the development of our business.

Properties

We lease 3,916 square feet of office space in Charlotte, North Carolina. This lease currently requires us to make monthly payments of approximately $4,487, which increase to approximately $4,621 in June 2005. The lease expires June 30, 2006. We do not own any real property. We believe that our existing facilities are adequate to meet our needs for the foreseeable future.

Legal Proceedings

We are not subject to any pending legal proceeding, nor are we aware of any threatened claims against us.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers and directors as of April 1, 2005. Each of the executive officers and directors named below were officers of directors of Chelsea prior to the merger with Ivory Capital, and now hold the same positions with Ivory Capital.

Name	Age	Position
Simon Pedder	44	President, Chief Executive Officer and Director
J. Nick Riehle	52	Vice President, Administration and Chief Financial Officer
L. Arthur Hewitt	51	Vice President, Drug Development
Michael Weiser	42	Chairman of the Board
Kevan Clemens	60	Director
Neil Herskowitz	48	Director
Johnson Y.N. Lau	44	Director
Jason Stein	32	Director
David Tanen	33	Director

Simon Pedder, Ph.D. – President, Chief Executive Officer and Director. Dr. Pedder joined us from Hoffmann-La Roche Inc. in April 2004 where he was Vice President of Pharmaceutical Business, Oncology and an executive officer since February 2003. Prior to that he served as the Vice President, Drug Development at Hoffmann-La Roche from May 2001 until December 2002 and as Director, Pharmaceutical Business, Pharmaceutical Development and Project Management from May 1994 until May 2001. While at Hoffmann-La Roche, Dr. Pedder was in charge of the development of Pegasys and Copegus, which have combined annual worldwide sales of over $1 billion, and oversaw a number of successful NDAs. Dr. Pedder has his Ph.D. in Pharmacology from the College of Medicine at the University of Saskatchewan in Canada.

J. Nick Riehle, MBA – Vice President, Administration and Chief Financial Officer. Mr. Riehle has been our Vice President, Administration and Chief Financial Office since July 2004. Prior to that he served as Chief Financial Officer at HAHT Commerce, Inc., a software company, from August 1996 until June 2003. Prior to that, Mr. Riehle served in various roles at Nortel Networks and IBM. Mr. Riehle has his Bachelor of Commerce from McGill University, his MBA from York University and earned a Certified Management Accountant (CMA) designation from Ontario, Canada.

L. Arthur Hewitt, Ph.D. – Vice President, Drug Development. Dr. Hewitt has been our Vice President, Drug Development since May 2004. Prior to that he served as Director of Scientific Affairs at Shearwater Corporation, a drug delivery company, from October 2002 until January 2003 and as Director of Scientific Affairs for Amgen Canada from July 1991 until November 2000. During his years at Amgen, Dr. Hewitt oversaw the approval of Neupogen, Stemgen and Infergen. Dr. Hewitt obtained his Ph.D. in Pharmacology from the Medical School at the University of Montreal.

Michael Weiser, M.D., Ph.D. – Chairman of the Board. Dr. Weiser has served on the board of directors since Chelsea’s inception in April 2002, and also served as Chelsea’s President from April 2002 until October 2003. Dr. Weiser has been the Director of Research of Paramount Capital Asset Management, Inc., New York, since July 1998. Dr. Weiser currently serves as a director of Manhattan Pharmaceuticals, Inc., VioQuest Pharmaceuticals, Inc. and Hana Biosciences, Inc. all publicly traded pharmaceutical companies. He also serves as a director of Innovative Drug Delivery Systems, Inc., and several other privately held biotechnology companies. Dr. Weiser completed his Ph.D. in Molecular Neurobiology at Cornell University Medical College and received his M.D. from New York University School of Medicine, where he also completed a Postdoctoral Fellowship in the Department of Physiology and Neuroscience.

Kevan Clemens, Ph.D. – Director. Dr. Clemens has served on our board of directors since September 2004. In June 2004, Dr. Clemens retired after 30 years in the pharmaceutical industry. He was employed by Hoffmann-La Roche Inc. since May 1978, most recently as their Executive Vice President of Pharmaceutical Business. Prior to

that he was Global Head of Specialty Care, Global Head of Project Management and the Head of Clinical Operations for North and South America. Previously, Dr. Clemens worked for over 20 years at Syntex as the Head of Pharmacoeconomics and in multiple positions in the sales and marketing divisions. Dr. Clemens obtained his Ph.D. in Chemistry from the University of London.

Neil Herskowitz - Director. Mr. Herskowitz has served on our board of directors since September 2004. He has served as the Managing Member of ReGen Partners LLC, an investment fund located in New York, and as the President of its affiliate, Riverside Claims LLC since June 1998. Mr. Herskowitz currently serves as a director of Manhattan Pharmaceuticals, Inc., a publicly traded pharmaceutical company. He also serves on the board of directors of Starting Point Services for Children, a not-for-profit corporation, and of Vacation Village, a 220-unit development in Sullivan County, New York. Mr. Herskowitz received a B.B.A. in Finance from Bernard M. Baruch College in 1978.

Johnson Y.N. Lau, M.B.B.S., M.D., F.R.C.P. – Director. Dr Lau has been a member of our board of directors since September 2004. He currently serves as the Chairman of Kinex Pharmaceuticals, LLC, a position he has held since December 2003. Prior to that, Dr. Lau served in various capacities at Ribapharm Inc. from August 2000 until April 2002, including Chairman and Chief Executive Officer. Previously he was the Senior Vice President and Head of Research and Development at ICN Pharmaceuticals and Senior Director for Antiviral Research at Schering-Plough Research Institute. He has published over 200 scientific papers in leading academic journals and was elected as a Fellow, Royal College of Physicians in 2004. Dr. Lau holds an M.B.B.S. and M.D. from the University of Hong Kong and the degrees of M.R.C.P. and F.R.C.P. from the Royal College of Physicians.

Jason Stein, M.D. – Director. Dr. Stein has served on our board of directors since June 2004. Dr. Stein has served as the Senior Analyst at Paramount Capital Asset Management, Inc. since January 2000, where he is responsible for medical, scientific and financial research of pharmaceutical products and technologies. Dr. Stein is also an officer and/or director of several other privately held development-stage biotechnology companies. Dr. Stein received his B.A. from the University of Michigan and M.D. from Saba University.

David M. Tanen, J.D. – Director. Mr. Tanen has served on the board of directors since Chelsea’s inception in April 2002, and also as the Secretary for Chelsea from April 2002 until December 2005. Mr. Tanen has served as a partner with Two Rivers Group Holdings, LLC, a venture capital firm focusing on investments in pharmaceutical and other healthcare related companies, since September 2004. From July 1996 through September 2004, Mr. Tanen served as an associate director and General Counsel of Paramount Capital Inc., an NASD member broker/dealer. Mr. Tanen also serves as a member of the board of directors of VioQuest Pharmaceuticals, Inc. and Manhattan Pharmaceuticals, Inc., both publicly traded pharmaceutical companies, and as an officer and/or director of several other privately held development-stage biotechnology companies. Mr. Tanen received his B.A. degree from George Washington University and his J.D. degree from Fordham University School of Law.

Scientific Advisory Board

We retain the services of certain qualified individuals on our Strategic Advisory Board. The Scientific Advisory Board meets at lease twice a year and more often if significant developments or new information become available and require expert review. These meetings serve primarily as an opportunity to review the company’s scientific, research and clinical development plans from the perspective of key opinion leaders in the medical community. The meetings also provide a forum in which members provide specific advice concerning the design of clinical research protocols that the company intends to utilize for the development of its drug candidates. Meetings also provide the company with an opportunity to test the validity of any assumptions regarding the attitudes of the medical community relative to the importance of various drug characteristics that might be highlighted during development.

Lee Simon, M.D. is an Associate Professor of Medicine at the Harvard School of Medicine and also on staff at the New England Baptist Hospital and Beth Israel Deaconess Medical Centre. He has been a rheumatologist for 25 years and is a fellow of the American College of Physicians and the American College of Rheumatology. Dr. Simon received his M.D. from the University of Maryland, completed his internship and residency in internal medicine at the Johns Hopkins Hospital, and trained in the arthritis unit of the Massachusetts General Hospital and Harvard Medical School. In addition to his many academic appointments, Dr. Simon has been a consultant to and a senior member of the FDA where he served as Division Director for analgesic, anti-inflammatory and ophthalmologic drug products. Dr. Simon has served on the editorial boards of multiple journals, has authored more than 110 original publications, review articles, and chapters, and has served as an editor of four books.

Vibeke Strand, M.D. is an Adjunct Clinical Professor in the Division of Immunology and Rheumatology at Stanford University School of Medicine. Dr. Strand earned her M.D. at the University of California San Francisco School of Medicine. She completed a residency in Internal Medicine at Michigan State and a Fellowship in Rheumatology/Immunology at the University of California San Francisco School of Medicine. Dr. Strand has been an invited speaker at FDA Arthritis Advisory Committee meetings discussing Guidance Documents for various topics from 1996 through 2003. She has authored over 100 articles and 25 chapters, and has co-edited several books.

Arthur F. Kavanaugh, M.D. is a Professor of Medicine at the University of California, San Diego (UCSD) School of Medicine. In addition, he is the Director of the Center for Innovative Therapy of the UCSD Division of Rheumatology, Allergy, and Immunology. Dr. Kavanaugh earned his BS in biology at the Massachusetts Institute of Technology in Cambridge, Massachusetts and his M.D. at Saint Louis University School of Medicine in Saint Louis, Missouri. He completed a residency in Internal Medicine and then a fellowship in Clinical Immunology/Allergy at the Baylor College of Medicine in Houston Texas. Dr. Kavanaugh also completed a Rheumatology fellowship at the University of Texas Southwestern Medical School in Dallas. Dr. Kavanaugh has authored more than 120 scientific publications and book chapters. He is on the editorial board for several journals, and has served as peer reviewer for more than a dozen scientific journals. Dr Kavanaugh is a fellow of the American Academy of Allergy, Asthma, and Immunology, and the American College of Rheumatology, or ACR. He has been a member of and chaired a number of committees in these organizations.

Joel M. Kremer, M.D. is a professor of Medicine at the Albany Medical College and is also Director of Research at The Center for Rheumatology in Albany. Dr. Kremer earned his M.D. from Temple University School of Medicine and trained in Internal Medicine and Rheumatology at Albany Medical College. He has worked extensively with methotrexate and combinations of new agents with methotrexate. Dr. Kremer is the recipient of the Engalaticheff Award given by The Arthritis Foundation for “contributions which improve the quality of life of patients with arthritis” in 1997. He is the author of approximately 100 peer-reviewed publications, 16 chapters and six texts. He is president and founder of CORRONA, a research organization which gathers data from rheumatologists and patients throughout the United States.

Stanley B. Cohen, M.D. is a Clinical Professor in the Department of Internal Medicine at Southwestern Medical School and in private practice at Rheumatology Associates in Dallas, Texas. He is also Clinical Attending for the Internal Medicine Residency Program and Associate Director of the Arthritis Division at St. Paul Medical Center; Director of the Osteoporosis Center at Baylor Irving Hospital; and Medical Director of Radiant Research Dallas. Dr. Cohen received his M.D. from the University of Alabama School of Medicine and completed an internship and residency in internal medicine at Parkland Memorial Hospital in Dallas. He received his fellowship in rheumatology from St. Paul Medical Center/Southwestern Medical School. Dr. Cohen’s current professional appointments also include serving as a Member of the Board of the ACR, the Medical Advisory Board of Directors of the Harold C. Simmons Arthritis Center at Southwestern Medical School and member of the UTSWMC CME Executive Committee. Dr. Cohen is a co-editor of the monograph The Spondyloarthropathies, Advances in Inflammation Research and author or coauthor of book chapters, articles and abstracts that have been published in many leading journals and presented a national and international medical and scientific symposia. He has been the recipient of numerous awards and honors including the AF Medical Profession Award.

Edward C. Keystone, M.D. is a professor of Medicine at the University of Toronto and a Senior Consultant in Rheumatology at Mount Sinai Hospital. Dr. Keystone recently established The Rebecca Macdonald Centre for Arthritis and Autoimmune Disease, which is devoted to research into genomics, therapeutics, and outcomes in autoimmune inflammatory joint disease. Dr. Keystone obtained his M.D. and specialty degrees and fellowships in both Rheumatology and Internal Medicine from the University of Toronto. He then carried out his research training at the Clinical Research Centre in Harrow, London. He was on staff as a consultant rheumatologist at The Wellesley Central Hospital, Toronto from 1976 to 1998. He is the author of more than 145 peer-reviewed papers, reviews and book chapters, and has been the recipient of numerous teaching awards and honors, including the Senior Investigator Award of the Canadian Rheumatology Association.

William Schwieterman, M.D. is a board-certified internist and rheumatologist who currently works as an independent consultant for biotech and pharmaceutical companies. Dr. Schwieterman received his M.D. from the University of Cincinnati and his internship and residency programs were completed at Mt. Sinai Hospital in New York City. Dr. Schwieterman’s research training was obtained at the National Institutes of Health in Bethesda Maryland. He subsequently joined the FDA in the Centre for Biologics as Chief of the Medicine Branch, and then as Chief of the Immunology and Infectious Disease Branch in the Division of Clinical Trials in CBER, where he worked with sponsors for the development of new agents for pulmonary medicine, neurology, sepsis, hepatitis, rheumatology, infectious disease, solid organ transplantation and wound-healing, among other areas. Dr. Schwieterman is widely published in peer-reviewed journals, in addition to having helped author the FDA’s Good Review Practices for investigational products.

Other Key Employees

Michael Roberts, Ph.D. – Director of Business Development. Dr. Roberts joined Chelsea from Nektar Therapeutics where he was Director of Business Development for their molecule engineering technology. Previously, he was Manager of Biopharmaceutical Research at Shearwater Corporation where he lead and was successful in the development of preclinical drug candidates from initial stages of research through Phase I clinical studies. Dr. Roberts obtained his Ph.D. in Materials Science from the University of Alabama in Huntsville and B.S. in Chemical Engineering from Pennsylvania State University.

Cameron Szakacs, Ph.D. –Director of Drug Development. Dr. Szakacs also joined Chelsea from Nektar, where he was responsible for running preclinical programs (including toxicology, safety pharmacology and proof-of-concept efficacy studies) supporting the development of molecules employing their proprietary technology. Previously, Dr. Szakacs oversaw clinical development programs for Endpoint Research, a Canadian clinical research organization, as a Project Director with an emphasis on oncology molecules. Previously he had worked for five years with Hoffmann La-Roche in numerous capacities within their development organization. Dr. Szakacs also taught and conducted both animal and human pharmacology research at the University of Saskatchewan, where he received his Ph.D. in Pharmacology.

Composition of Our Board of Directors

Our amended and restated certificate of incorporation and by-laws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors, provided that the number of directors shall not be less than three or more than seven. We currently have seven directors. Although our common stock is not listed on any of the New York Stock Exchange, American Stock Exchange or the Nasdaq Stock Market, our board of directors is composed of a majority of independent directors as required under the rules of such exchanges.

Director Compensation

All of our non-employee directors are reimbursed for out-of-pocket expenses incurred in attending board and committee meetings. As compensation for their service on our board of directors, Dr. Clemens, Mr. Herskowitz and Dr. Lau each received an option to purchase 316,892 shares of our common stock in September 2005 and Dr. Stein, Mr. Tanen and Dr. Weiser each received an option to purchase 79,223 shares of our common stock in January 2005. Each of these option grants was made pursuant to our 2004 Stock Plan. The grants to Dr. Clemens, Mr. Herskowitz and Dr. Lau vest in equal annual installments over two years and the grants to Dr. Stein, Mr. Tanen and Dr. Weiser vest in their entirety on the first anniversary of the date of grant.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. The board may also establish other committees from time to time to assist in the discharge of its responsibilities.

Our audit committee is comprised of Mr. Herskowitz (Chairman), and Drs. Clemens and Lau. Our board of directors has determined that Dr. Lau qualifies as an “audit committee financial expert,” as that term is defined by SEC regulations. As indicated above, Dr. Lau has experience as the principal executive officer of a publicly held company traded on the New York Stock Exchange. The audit committee provides assistance to our board of directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit functions, the procedures undertaken by the independent registered public accounting firm and our compliance with other regulatory and legal requirements. Although our common stock is not listed on any of the New York Stock Exchange, American Stock Exchange or the Nasdaq Stock Market, applicable SEC rules require us to determine whether Dr. Lau is also an “independent director,” as that term is defined by the listing standards of one of the foregoing stock markets. We have determined that Dr. Lau is an “independent director,” as that term is defined by Rule 4200(a)(15) of the Nasdaq listing requirements.

Our compensation committee is comprised of Drs. Clemens (Chairman) and Stein, and Mr. Tanen. The compensation committee reviews and makes recommendations to our board of directors concerning the compensation and benefits of our executive officers and directors, administers our stock option and employee benefit plans, and reviews general policy relating to compensation and benefits.

Our nominating and corporate governance committee is comprised of Dr. Lau (Chairman) and Messrs. Herskowitz and Tanen. The nominating and corporate governance committee is responsible for identifying and recommending qualified nominees to serve on our board of directors as well as developing and overseeing our internal corporate governance processes.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee serves or in the past has served as a member of another entity’s board of directors or compensation committee, which entity has one or more executive officers serving as a member of our board of directors or compensation committee.

Indemnification and Limitation of Director and Officer Liability

The Colorado Business Corporation Act contains provisions permitting and, in some situations, requiring Colorado corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation. Our articles and bylaws contain provisions requiring our indemnification of our directors and officers and other persons acting in their corporate capacities.

The Colorado Business Corporation Act permits indemnification of a director of a Colorado corporation, in the case of a third-party action, if the director:

•	conducted himself or herself in good faith,

•	reasonably believed that (a) in the case of conduct in his or her official capacity, his or her conduct was in the corporation’s best interest, or (b) in all other cases, his or her conduct was not opposed to the corporation’s best interest; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The Act further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation. The statute limits the indemnification that a corporation may provide to its directors in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit.

In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with the articles and bylaws. The Colorado Business Corporation Act also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

As to the exculpation or indemnification of directors, officers, and controlling persons for liabilities arising under the Securities Act of 1933, we have been advised that in the opinion of the SEC such exculpation or indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Executive Compensation

The following table sets forth summary information relating to compensation paid for services rendered for our fiscal year ended December 31, 2004, with respect to the compensation paid and bonuses granted to our Chief Executive Officer and each of our other executive officers. For purposes of this prospectus, we will refer to the executive officers named in the table below as the named executive officers.

Summary Compensation Table

	Fiscal Year	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position		Salary		Bonus	Other	Stock Options	All Other Compensation (1)
Simon Pedder, Ph.D. President and Chief Executive Officer	2004	$216,667	(2)	$75,000	—	—	$500
L. Arthur Hewitt Vice President, Drug Development	2004	$116,667	(3)	—	—	528,153	$129,093
J. Nick Riehle Vice President, Administration and Chief Financial Officer	2004	$70,313	(4)	—	—	528,153	$16,364

(1)	Includes $500 paid to each of Drs. Pedder and Hewitt and Mr. Riehle in exchange for entering into noncompetition agreements. Also includes reimbursement of $128,593 and $13,701 for relocation expenses for Dr. Hewitt and Mr. Riehle, respectively, and consulting fees of $2,163 paid to Mr. Riehle in 2004 as a consultant prior to beginning his employment.

(2)	Dr. Pedder started in April 2004. His current annual base salary is $325,000.

(3)	Dr. Hewitt started in July 2004. His current annual base salary is $175,000.

(4)	Mr. Riehle started in July 2004. His current annual base salary is $150,000.

Option Grants in Last Fiscal Year

The following table sets forth information concerning stock option grants made to each of the named executive officers during the fiscal year ended December 31, 2004. The potential realizable value is calculated based on the term of the option at the time of its grant, which is ten years. Potential realizable values are net of exercise price, but before taxes associated with the exercise. This value is based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted until their expiration date. These numbers are calculated based on the requirements of the SEC and do not reflect our current stock price or our estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the price of our common stock on the date on which the options are ultimately exercised. The option grants listed below vest in equal annual installments over two years.

Name	Number of securities underlying options granted	Percent of total options granted to employees in fiscal year	Exercise price per share	Expiration date	Potential realizable value at assumed annual rates of stock price appreciation for option term
					5% ($)	10% ($)
Simon Pedder, Ph.D.	—	—	—	—	—	—
L. Arthur Hewitt	528,153	19.23%	$0.003	05/03/2014	$438	$967
J. Nick Riehle	528,153	19.23%	$0.008	07/01/2014	$1,162	$2,580

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

No named executive officers exercised any options during the fiscal year ended December 31, 2004.

The following table sets forth information about the exercisable and unexercisable options held by the named executive officers as of December 31, 2004. The “Value of unexercised in-the-money options at December 31, 2004” is calculated based on the difference between $0.29, the estimated fair market value of the shares of Chelsea common stock on December 31, 2004, and the exercise price for the shares underlying the option, multiplied by the number of shares issuable upon exercise of the option. All options were granted under our 2004 Stock Plan.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004(#)		Value of Unexercised In-the-Money Options At December 31, 2004($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Simon Pedder, Ph.D.	—	—	—	—	—	—
L. Arthur Hewitt	—	—	—	528,153	—	$151,580
J. Nick Riehle	—	—	—	528,153	—	$148,939

Employment Agreements

Dr. Pedder is currently compensated at a salary of $325,000 per year. He will also receive a guaranteed bonus of $50,000 per year, and a quarterly bonus of $18,750 commencing on December 31, 2004 and continuing through December 31, 2006. He received a bonus of $56,250 upon execution of his employment agreement in April 2004, which was calculated at $18,750 per quarter for the remaining three quarters of 2004. At the discretion of the board of directors, Dr. Pedder is eligible for an additional bonus each year of up to 50% of his base salary. In connection with his employment, Dr. Pedder also purchased 407,550 shares of Chelsea common stock at a purchase price of $0.001 per share, which converted into 4,304,975 shares of our common stock in connection with the February 2005 merger. Pursuant to his employment agreement, all or a portion of his common stock is subject to a repurchase right, whereby we have the right to repurchase all or part of Dr. Pedder’s common stock, at the price he paid for the shares, under certain circumstances involving Dr. Pedder’s termination.

Change of Control Agreements

Mr. Riehle has an option to purchase 528,153 shares of common stock, such option to vest 50% on the first and second anniversaries of the date of grant. Pursuant to the terms of the option agreement, the vesting of the option shall accelerate and become 100% vested in the event of a change in control. For these purposes, a change in control means: (1) a dissolution, liquidation or sale of substantially all of our assets; (2) a merger, share exchange or consolidation as a result of which our stockholders immediately prior thereto own less than fifty percent of the combined voting power entitled to vote in the election of directors of the surviving corporation; or (3) subject to certain exclusions set forth in the option agreements, the acquisition by any person, entity or group within the meaning of Section 13(d) of the Exchange Act, or any comparable successor provision, of the beneficial ownership of our securities representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of our directors.

Employee Benefit and Stock Plans

The following table sets forth the indicated information as of December 31, 2004 with respect to our equity compensation plans:

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrant and rights	Weighted-average price of outstanding options, warrant and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,274,549	$0.0625	10,193,353
Equity compensation plans not approved by security holders	0	$0.00	0

Our 2004 Stock Plan was adopted by our board of directors and our stockholders on May 10, 2004. A total of 13,467,902 shares of common stock have been reserved for issuance under the 2004 Stock Plan. The 2004 Stock Plan is administered by the compensation committee of our board of directors, and provides for grants of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as well as grants of non-statutory options and stock purchase rights. Generally, options granted under the 2004 Plan will vest as to 25% of the shares on the first, second, third and fourth anniversaries of the date of grant. Options may only be transferred by will or the laws of descent and distribution. In the event of certain changes in control of our company, all outstanding options and purchase rights under the 2004 Stock Plan shall either be assumed or replaced by the successor company, or upon proper written notice to the grantees, the options and purchase rights will terminate upon the change in control. As of April 1, 2005, options to purchase 9,982,662 shares of our common stock had been granted pursuant to the 2004 Stock Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of our common stock beneficially owned as of April 1, 2005 by (1) those persons or groups expected to beneficially own more than 5% of the common stock, (2) each our executive officers and directors, and (3) all of our directors and executive officers as a group. Beneficial ownership of a security is determined in accordance with the rules and regulations of the SEC. Under these rules, a person is deemed to beneficially own a share of our common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option or other right or the conversion or any other security. Shares issuable under stock options are deemed outstanding for computing the percentage of the person holding options or warrants but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based upon 111,317,378 shares of capital stock outstanding as of April 1, 2005.

Except as indicated below, the security holders listed possess sole voting and investment power with respect to the shares beneficially owned by that person.

Unless otherwise indicated, the address for each listed stockholders is c/o Chelsea Therapeutics, Inc., 13950 Ballantyne Corporate Place, Unit 325, Charlotte, North Carolina 28277.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percentage of Beneficial Ownership
Lester Lipschutz(1) c/o Wolf Block Schorr and Solis Cohen 1650 Arch Street Philadelphia, Pennsylvania 19103	28,971,876	26.03%
Atlas Equity I, LP c/o SS&C Fund Services N.V., P.O. Box 4671, Pareraweg 45, Curacao, Netherlands Antilles	6,859,144	6.16%
Simon Pedder	4,304,975	3.87%
Michael Weiser(2)	4,241,406	3.80%
Jason Stein	3,897,769	3.50%
David Tanen	1,056,306	*
L. Arthur Hewitt(3)	264,077	*
Kevan Clemens	—	—
Neil Herskowitz	—	—
Johnson Y.N. Lau	—	—
J. Nick Riehle	—	—
All executive officers and directors as a group (9 people)	13,764,533	12.30%

*	Indicates less than 1%

(1)	Consists of voting and dispositive power over (i) 11,235,885 shares owned by the Rosenwald 2000 Family Trust, for which Mr. Lipschutz serves as the trustee; (ii) 9,259,188 shares owned by the Lindsay A. Rosenwald 2000 (Delaware) Irrevocable Indenture of Trust for which Mr. Lipschutz is investment advisor; (iii) 2,825,619 shares owned by the Lindsay A. Rosenwald Alaska Irrevocable Indenture of Trust of which Mr. Lipschutz serves as a trustee; (iv) 2,825,619, shares owned by the Lindsay A. Rosenwald Rhode Island Irrevocable Indenture of Trust for which Mr. Lipschutz serves as investment advisor; and (v) 2,825,619 shares owned by the Lindsay A. Rosenwald Nevada Irrevocable Indenture of Trust for which Mr. Lipschutz serves as a trustee. Mr. Lipschutz disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.

(2)	Includes 343,637 shares of common stock obtainable upon the exercise of outstanding warrants.

(3)	Comprised solely of shares obtainable upon exercise of vested options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 2004, Chelsea completed a private placement of 4,714,287 shares of its Series A Preferred Stock at a per share price of $3.08 for aggregate gross proceeds of $14,520,003. In connection with the merger with Ivory Capital, these shares of Series A Preferred Stock converted into 49,797,298 shares of common stock of Ivory Capital.

Chelsea engaged Paramount BioCapital, Inc. to assist it in placing the shares of Series A Preferred Stock on a “best efforts” basis. Lindsay A. Rosenwald, M.D. is Chairman and Chief Executive Officer of Paramount BioCapital. Certain trusts for the benefit of Dr. Rosenwald are substantial stockholders of ours. In connection with Chelsea’s offering of Series A Preferred Stock, Chelsea and Paramount BioCapital entered into an agreement pursuant to which Chelsea paid to Paramount BioCapital or its affiliates and partners (1) cash commissions equal to $888,552, and (2) warrants to acquire 412,133 shares of Chelsea’s Series A Preferred Stock. In connection with the merger, these warrants converted into warrants to acquire 4,353,386 shares of common stock of Ivory Capital. Chelsea also paid Paramount BioCapital $50,000.00 to reimburse Paramount BioCapital for its out-of-pocket expenses. Chelsea also agreed to indemnify Paramount BioCapital against certain liabilities, including liabilities under the Securities Act. In addition, we must pay a commission to Paramount BioCapital on additional sales by us, if any, of securities (other than in a public offering) to investors introduced to us by Paramount BioCapital before December 17, 2005. The commission equals 7% of the gross proceeds raised, and warrants to purchase 10% of the number of shares sold, in the offering through these firms.

At various times during 2004, Paramount BioCapital Investments, LLC, an affiliate of Paramount BioCapital, Inc., loaned Chelsea an aggregate principal amount of $1,745,000. The loans were evidenced by promissory notes bearing interest at 5% per annum. Upon closing of the sale of the Series A Preferred Stock in December 2004, the loan had been assigned by Paramount BioCapital Investments, LLC to the Lindsay A. Rosenwald 2000 Irrevocable Trust. In connection with the private placement of the Series A Preferred Stock, Chelsea issued 577,605 shares of its Series A Preferred Stock to the Lindsay A. Rosenwald 2000 Irrevocable Trust at $3.08 per share as repayment of the original $1,745,000 principal amount of the loan and $34,020 of interest thereon. In connection with the merger with Ivory Capital, these shares of Series A Preferred Stock converted into 6,101,276 shares of common stock of Ivory Capital.

Drs. Michael Weiser and Jason Stein, who are both members of our board of directors, are also full-time employees of either Paramount BioCapital or its affiliates. In addition, Mr. David M. Tanen, who is also member of our board of directors was a full time employee of Paramount BioCapital from July 1996 through August 2004.

DESCRIPTION OF CAPITAL STOCK

Pursuant to our articles of incorporation, our authorized capital stock consists of 800,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. As of April 1, 2005, there were 111,317,378 shares of common stock outstanding. No shares of preferred stock are outstanding. Our board of directors may fix the relative rights and preferences of each series of preferred stock in a resolution of the board of directors.

Common Stock

Voting rights

The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders, and there are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

Dividends

The holders of common stock are entitled to receive ratable dividends, if any, payable in cash, in stock or otherwise if, as and when declared from time to time by the board of directors out of funds legally available for the payment of dividends, subject to any preferential rights that may be applicable to any outstanding preferred stock.

Other rights

In the event of a liquidation, dissolution, or winding up of our company, after payment in full of all outstanding debts and other liabilities, the holders of common stock are entitled to share ratably in all remaining assets, subject to prior distribution rights of preferred stock, if any, then outstanding. No shares of common stock have preemptive rights or other subscription rights to purchase additional shares of common stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued on completion of this offering will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock will be subject to, and might be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. All shares of common stock that are acquired by us shall be available for reissuance by us at any time.

Preferred Stock

On the closing of this offering, no shares of preferred stock will be outstanding. Our board of directors has the authority to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more classes or series and to determine, with respect to any such class or series, the designations, powers, preferences and rights of such class or series, and the qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series, without further vote or action by the stockholders. The exercise of this authority eliminates delays associated with a stockholder vote in specific instances. We believe that the ability of the board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The ability of the board of directors to issue preferred stock, while providing flexibility in connection with possible acquisitions, raising additional capital and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. Our board of directors could issue preferred stock having terms that could discourage a potential acquiror from making, without first negotiating with the board of directors, an acquisition attempt through which such acquiror may be able to change the composition of the board of directors, including a tender offer or other takeover attempt.

The voting and other rights of the holders of common stock will be subject to, and might be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

Warrants

As of April 1, 2005, we have outstanding warrants to purchase 4,353,386 shares of common stock with an exercise price of $0.32 per share that expire in December 2011. We also have an outstanding warrant to purchase 949,651 shares of common stock with an exercise price of $0.29 per share that expires in February 2012. All of these warrants include a cashless exercise feature, and the holders are entitled to customary anti-dilution protection including adjustments to the number of shares of common stock issuable upon exercise of the warrants in the event of a subdivision or combination of our common stock or the payment of a stock dividend on our common stock.

SELLING STOCKHOLDERS

In December 2004, Chelsea completed a private placement of 4,714,287 shares of its Series A Preferred Stock at a per share price of $3.08 for aggregate gross proceeds of $14,520,003. In connection with the merger in February 2005, these shares of Series A Preferred Stock converted into 49,797,298 shares of common stock of Ivory Capital. In connection with the December 2004 private placement and the February 2005 merger, Chelsea issued warrants to purchase 502,036 shares its common stock, which converted into warrants to purchase 5,303,037 shares of common stock of Ivory Capital in connection with the merger. This prospectus covers the offer and sale by the selling stockholders of up the total number of shares of common stock issued to the selling stockholders in the private placement plus the total number of shares of common stock issuable upon exercise of the warrants issued to the selling stockholders pursuant to the private placement and the merger. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares and the warrant shares unless otherwise indicated.

We are registering the above-referenced shares to permit each of the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell the shares in the manner contemplated under the “Plan of Distribution”.

The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them. We currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders, although the warrant shares will not be eligible to be offered pursuant to this prospectus until the related warrants are exercised.

The following table sets forth the name of each selling stockholder, the number of shares owned (including warrant shares) by each of the respective selling stockholders, the number of shares that may be offered under this prospectus and the number of shares of our common stock to be owned by the selling stockholders after this offering is completed. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus.

The percentages of shares owned after the offering are based on 111,317,378 shares of our common stock outstanding as of April 1, 2005, plus 5,303,037 shares of common stock obtainable upon the exercise of outstanding warrants that are registered under this prospectus.

	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Shares Beneficially Owned After Offering
Stockholder			# of Shares	% of Class
Ackerman, Neel B. and Martha, JTWROS	377,260	377,260	—	—
Albstein, Andrew W. and Carolyn	377,260	377,260	—	—
Arnston, Morris A., Jr.	75,452	75,452	—	—
Atlas Equity I, Ltd.	6,859,144	6,859,144	—	—
Beechwood Ventures LLC	3,429,572	3,429,572	—	—
Bermanski, Paul and Barbara	514,442	514,442	—	—
Bershad, David	257,221	257,221	—	—
Bresler, Alan and Hana	85,740	85,740	—	—
Brino Investment Ltd.	171,481	171,481	—	—
Bristol Investment Fund, Ltd.	1,371,835	1,371,835	—	—
Buckham, Edwin A. and Wendy F.	171,470	171,470	—	—
Chase Financing Inc.	174,290	174,290	—	—
Christakos, Basil	155,467	37,372	118,095	*
Concordia Partners, L.P.	1,714,786	1,714,786	—	—
Cox, Archibald, Jr.	857,393	857,393	—	—
Corcoran, William	524,805	36,263	488,542	*
Debler, Edmund A.	90,547	90,547	—	—
Delaware Charter Guarantee & Trust Co. F/B/O Howard Tanning IRA	528,153	528,153	—	—

	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Stockholder				# of Shares	% of Class
DePianto, Ennio	154,337		154,337	—	—
Desai, Praful	75,452		75,452	—	—
Dovolis, Gregory J.	90,547		90,547	—	—
Dunkin, John O.	120,039		120,039	—	—
Dweck, Isaac R.	342,961		342,961	—	—
Eugenia VI Venture Holdings, Ltd.	3,429,572		3,429,572	—	—
Fried, Albert, Jr.	173,541		173,541	—	—
Gartenberg, Susan	85,740		85,740	—	—
Gitel Family Partnership LP	514,442		514,442	—	—
Gittis, Howard	685,923		685,923	—	—
Grapemeadow, N.V.	2,915,141		2,915,141	—	—
Gross, Bernard	202,980		84,885	118,095	*
Guercio, Robert	181,083		181,083	—	—
Heller, Ben	754,509		754,509	—	—
Hendeles Living Trust, Moise Hendelles, Trustee	75,452		75,452	—	—
Jaroslawicz, David	754,509		754,509	—	—
Katzman, Scott	453,588		335,493	118,095	*
Kestenbaum, Jay	171,481		171,481	—	—
Knox, John	410,322		40,615	369,707	*
Lakeside Partners LLC	342,961		342,961	—	—
Lifschitz, Phil	171,491		171,491	—	—
Lipschutz, Lester	28,971,870	(1)	6,443,569	22,538,301	20.25%
Lisenby, S. Alan, Sr.	452,712		452,712	—	—
Lisi, Steve	75,452		75,452	—	—
Lustig, Harvey & Ronnie, JTWROS	75,452		75,452	—	—
Marc Florin IRA	85,740		85,740	—	—
Markowitz, Steven	35,840		35,840		—
Matador Investments Pte Ltd	342,961		342,961		—
McInerney, Timothy	476,594		4,246	472,348	*
MEH Revocable Trust	75,452		75,452	—	—
Meleski, Jill	147,555		147,555	—	—
Migliaccio, Fabio	31,689		31,689	—	—
Milstein, Albert	257,221		257,221	—	—
Millstone, Robert D.	273,985		273,985	—	—
Moise E. Hendeles Trustee for the Hendeles Grandchildren Trust	75,452		75,452	—	—
Moise Hendeles Trustee for the Hendeles Grandchildren Trust #2	75,452		75,452	—	—
Mormile-Miglino, Denise	26,408		26,408	—	—
Mullen, Michael A.	216,374		216,374	—	—
Nasser, William K., Jr.	90,547		90,547	—	—
Papadimitropoulos, John	136,042		17,947	118,095	*
Puselsky, David & Nancy, JTWROS	181,083		181,083	—	—
Rachel Family Partnership	3,429,572		3,429,572	—	—
Rachesky, Mark	1,714,786		1,714,786	—	—
Ramsay Investments Pte Ltd.	68,597		68,597	—	—
Reif, Louis R.	377,260		377,260	—	—
Riverside Contracting, LLC	377,260		377,260	—	—
Rollins, Aaron	949,651		949,651	—	—
Rosenman, Michael	689,757		335,493	354,264	*
Rosenwald, Lindsay A.	2,205,166		2,205,166	—	—
Ruttenberg, David W.	90,547		90,547	—	—

	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Stockholder				# of Shares	% of Class
Sandgrain Securities, Inc.	45,664		45,664	—	—
Schiller, Suzanne	90,547		90,547	—	—
Schorr, Judah	857,393		857,393	—	—
Sherman, Steven A.	136,992		136,992	—	—
Silver, William	150,904		150,904	—	—
Sky Ventures LLC	514,442		514,442	—	—
Slocum, Lucile	452,712		452,712	—	—
Sorbara, Joseph	35,840		35,840	—	—
South Ferry Building Company LP	3,429,572		3,429,572	—	—
Smookler, Louis	195,818		37,372	158,446	*
Steadman, Dennis F.	86,015		86,015	—	—
Strauss, Gary J.	85,740		85,740	—	—
Taylor, Carolyn	60,368		60,368	—	—
Tisu Investment Ltd.	342,961		342,961	—	—
Waskewich, William J.	90,547		90,547	—	—
Waterspout Investments Pte Ltd	102,895		102,895	—	—
Weinberger, Hillel	342,961		342,961	—	—
Weiser, Michael	4,241,406	(2)	343,637	3,897,769	3.34%
Weiss, Melvyn I.	342,961		342,961	—	—
WRYP 2004	54,527		54,527	—	—
Zucker, Uzi	342,961		342,961	—	—
TOTAL	83,852,092		55,100,335	28,751,757	25.82%

*	Less than 1%

(1)	Consists of voting and dispositive power over (i) 11,235,885 shares owned by the Rosenwald 2000 Family Trust, for which Mr. Lipschutz serves as the trustee; (ii) 9,259,188 shares owned by the Lindsay A. Rosenwald 2000 (Delaware) Irrevocable Indenture of Trust for which Mr. Lipschutz is investment advisor; (iii) 2,825,619 shares owned by the Lindsay A. Rosenwald Alaska Irrevocable Indenture of Trust of which Mr. Lipschutz serves as a trustee; (iv) 2,825,619, shares owned by the Lindsay A. Rosenwald Rhode Island Irrevocable Indenture of Trust for which Mr. Lipschutz serves as investment advisor; and (v) 2,825,619 shares owned by the Lindsay A. Rosenwald Nevada Irrevocable Indenture of Trust for which Mr. Lipschutz serves as a trustee. Mr. Lipschutz disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.

(2)	Includes 343,637 shares of common stock obtainable upon the exercise of outstanding warrants.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

We have been advised that Sandgrain Securities, a selling stockholder who is a broker-dealer, purchased its securities offered for resale hereunder in the ordinary course of its business and that at the time of the purchase of such securities it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the SEC. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file information with the SEC concerning our business and operations, including annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file information electronically with the SEC.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina. An investment partnership affiliated with Wyrick Robbins owns 54,527 of the shares registered for sale hereunder.

EXPERTS

The financial statements of Chelsea Therapeutics, Inc. for the years ended December 31, 2003 and 2004, and for the period from April 3, 2002 (date of inception) to December 31, 2004 included in this prospectus, have been included herein in reliance on the report of J.H. Cohn LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing. The financial statements of Ivory Capital Corporation for the years ended January 31, 2004 and 2005, and for the period from November 1, 1998 to January 31, 2005 included in this prospectus, have been included herein in reliance on the report of Mayer Hoffman McCann P.C., independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing in giving said reports.

CHANGES IN CERTIFYING ACCOUNTANT

On February 11, 2005, pursuant to approval by our board of directors, we dismissed Mayer Hoffman McCann P.C. as our independent registered public accounting firm, after Mayer Hoffman completed the audit for Ivory Capital for the fiscal year ended January 31, 2005. The board of directors determined that because the financial statements of Ivory Capital are tantamount to the financial statements of Chelsea, for reasons of continuity, J.H. Cohn LLP, the independent registered public accounting firm of Chelsea prior to the merger with Ivory Capital, should become our independent registered public accounting firm.

Mayer Hoffman’s reports on Ivory Capital’s financial statements for the fiscal years ended January 31, 2004 and 2005 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles except that each report contained a fourth explanatory paragraph describing going concern contingencies.

During Ivory Capital’s two most recently completed fiscal years, and through the date of the merger with Chelsea, there were no disagreements between Ivory Capital and Mayer Hoffman on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure which, if not resolved to Mayer Hoffman ‘s satisfaction, would have caused the firm to make reference to the subject matter in connection with its reports on Ivory Capital’s financial statements for either such fiscal year or for any reporting period since Ivory Capital’s last fiscal year-end. During Ivory Capital’s two most recently completed fiscal years, and through the date of the merger, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On February 11, 2005, we retained J.H. Cohn LLP to be our principal independent registered public accounting firm. During the two most recent fiscal years and to February 11, 2005, we have not consulted with J.H. Cohn regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and either a written report was provided to us or oral advice was provided that J.H. Cohn concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was the subject of a disagreement and required to be reported under Item 304(a)(1)(iv) of Regulation S-B and the related instructions thereto.

CHELSEA THERAPEUTICS, INC.

(A Development Stage Company)

Index to Financial Statements

Page
Audited Financial Statements of Chelsea Therapeutics, Inc.:
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2003 and 2004	F-3
Statements of Operations for the years ended December 31, 2003 and 2004 and the period from April 3, 2002 (inception) to December 31, 2004	F-4
Statements of Changes in Stockholders’ Equity for the years ended December 31, 2003 and 2004 and the period from April 3, 2002 (inception) to December 31, 2004	F-5
Statements of Cash Flows for the years ended December 31, 2003 and 2004 and the period from April 3, 2002 (inception) to December 31, 2004	F-6
Notes to Financial Statements	F-7

Audited Financial Statements of Ivory Capital Corporation:
Report of Independent Registered Public Accounting Firm	F-14
Consolidated Balance Sheet as of January 31, 2005	F-15
Consolidated Statements of Operations for the years ended January 31, 2004 and 2005 and for the cumulative period from November 1, 1998 to January 31, 2005	F-16
Consolidated Statements of Changes in Stockholders’ Equity for the years ended January 31, 2004 and 2005 and for the cumulative period from November 1, 1998 to January 31, 2005	F-17
Consolidated Statements of Cash Flows for the years ended January 31, 2004 and 2005 and for the cumulative period from November 1, 1998 to January 31, 2005	F-18
Notes to Consolidated Financial Statements	F-19

Unaudited Pro Forma Condensed Combined Financial Statements:
Introduction to the Unaudited Pro Forma Condensed Combined Balance Sheet	F-23
Unaudited Pro Forma Condensed Combined Balance Sheet	F-24
Unaudited Pro Forma Condensed Combined Statements of Operations	F-25
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-26

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Chelsea Therapeutics, Inc.

We have audited the accompanying balance sheets of Chelsea Therapeutics, Inc. (A Development Stage Company) as of December 31, 2003 and 2004, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended and for the period from April 3, 2002 (inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chelsea Therapeutics, Inc. (A Development Stage Company) as of December 31, 2003 and 2004, and its results of operations and cash flows for the years then ended and for the period from April 3, 2002 (inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. Cohn LLP

Roseland, New Jersey

January 20, 2005, except for “The Company” included in Note 1 and “Merger Transaction” included in Note 7, which are as of February 11, 2005

Chelsea Therapeutics, Inc.

(a development stage company)

Balance Sheets

	December 31,
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$—	$10,977,140
Prepaid expenses and other current assets	—	99,025

Total current assets	—	11,076,165
Property and equipment, net	—	51,164
Other assets	—	13,461

	$—	$11,140,790

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$120,149
Accrued compensation and related expenses	—	218,540
Accrued expenses	—	260,887

Total liabilities	—	599,576

Commitments
Stockholders’ equity:
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued	—	—
Common stock, no par value, 800,000,000 shares authorized, 48,854,154 and 107,202,778 shares issued and outstanding, respectively	4,625	13,589,769
Unpaid subscription on common stock	(4,625)	—
Deferred stock-based compensation	—	(31,996)
Deficit accumulated during the development stage	—	(3,016,559)

Total stockholders’ equity	—	10,541,214

	$—	$11,140,790

See accompanying notes to financial statements.

Chelsea Therapeutics, Inc.

(a development stage company)

Statements of Operations

	For the years ended December 31,		Period from 4/3/2002 (inception) to 12/31/2004
	2003	2004
Operating expenses:
Research and development	$—	$1,808,650	$1,808,650
Sales and marketing	—	168,479	168,479
General and administrative	—	1,011,700	1,011,700

Total operating expenses	—	2,988,829	2,988,829

Operating loss	—	(2,988,829)	(2,988,829)
Interest and other expenses, net	—	(27,730)	(27,730)

Net loss	$—	$(3,016,559)	$(3,016,559)

Net loss per basic and diluted share	$—	$(0.05)

Weighted average number of basic and diluted common shares outstanding	48,854,154	57,883,285

See accompanying notes to financial statements.

Chelsea Therapeutics, Inc.

(a development stage company)

Statements of Changes in Stockholders’ Equity

	Common stock		Unpaid subscription on common stock	Deferred stock - based compensation	Deficit accumulated during the development stage	Total stockholders’ equity
	Shares	Amount
Issuance of common stock to founders in April 2002	48,854,154	$4,625	$(4,625)	$—	$—	$—

Balance at December 31, 2003	48,854,154	4,625	(4,625)	—	—	—
Issuance of common stock with license agreement in March 2004	4,246,350	402	—	—	—	402
Sale and issuance of common stock to chief executive	4,304,975	408	—	—	—	408
Receipt of cash for stock subscription receivable	—	—	4,625	—	—	4,625
Issuance of common stock, net of issuance costs	49,797,299	13,550,809	—	—	—	13,550,809
Deferred stock - based compensation	—	33,525	—	(33,525)	—	—
Amortization of deferred stock - based compensation	—	—	—	1,529	—	1,529
Net loss	—	—	—	—	(3,016,559)	(3,016,559)

Balance at December 31, 2004	107,202,778	$13,589,769	$—	$(31,996)	$(3,016,559)	$10,541,214

See accompanying notes to financial statements.

Chelsea Therapeutics, Inc.

(a development stage company)

Statements of Cash Flows

	For the years ended December 31,		Period from 4/3/2002 (inception) to 12/31/2004
	2003	2004
Operating activities:
Net loss	$—	$(3,016,559)	$(3,016,559)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash stock-based compensation	—	1,529	1,529
Depreciation and amortization	—	11,371	11,371
Stock issued for license agreement	—	402	402
Non-cash interest expense	—	34,020	34,020
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	—	(99,025)	(99,025)
Accounts payable and other current liabilities	—	381,036	381,036
Accrued compensation and related expenses	—	218,540	218,540

Net cash used in operating activities	—	(2,468,686)	(2,468,686)

Investing activities:
Acquisitions of property and equipment	—	(62,535)	(62,535)
Security deposits	—	(13,461)	(13,461)

Net cash used in investing activities	—	(75,996)	(75,996)

Financing activities:
Proceeds from borrowings from affiliate	—	1,745,000	1,745,000
Proceeds from sales of common stock	—	11,772,197	11,772,197
Receipt of cash for stock subscription receivable	—	4,625	4,625

Net cash provided by financing activities	—	13,521,822	13,521,822

Net increase in cash and cash equivalents	—	10,977,140	10,977,140
Cash and cash equivalents, beginning of period	—	—	-—

Cash and cash equivalents, end of period	$—	$10,977,140	$10,977,140

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—	$—

Supplemental disclosure of noncash investing and financing activities:

During 2004, the Company converted a loan with an affiliate for aggregate principal of $1,745,000 and accrued interest of $34,020 into shares of the Company’s no par value common stock at approximately $0.2916 per share in lieu of cash payments to the lender. The Company issued 6,101,276 shares of its no par value common stock as settlement of this obligation (see Note 3).

During 2002, the Company issued 48,854,154 shares of common stock for a subscription receivable of $4,625.

See accompanying notes to financial statements.

Chelsea Therapeutics, Inc.

(a development stage company)

Notes to Financial Statements

1. The Company, Basis of Presentation and Summary of Significant Accounting Policies

The Company

Chelsea Therapeutics, Inc. (“Chelsea Therapeutics” or the “Company”) was incorporated in the State of Delaware on April 3, 2002 as Aspen Therapeutics, Inc. (“Aspen”). On July 7, 2004, the Company filed and had approved a Certificate of Renewal with the State of Delaware as its previously approved Certificate of Incorporation was revoked and administratively dissolved by the State due to a delinquency in the payment of certain franchise taxes. On July 8, 2004, the Company amended its Certificate of Incorporation with the State of Delaware to change its name to Chelsea Therapeutics, Inc. Chelsea Therapeutics is a specialty pharmaceutical company focused on the acquisition, development and commercialization of innovative pharmaceutical products. The Company’s currently licensed compounds target a variety of prevalent medical conditions; particularly rheumatoid arthritis, psoriasis, cancer and other immunological disorders (see Note 5).

Pursuant to an Agreement and Plan of Merger dated as of January 17, 2004 (the “Merger Agreement”), by and among Ivory Capital Corporation, a Colorado corporation (“Ivory”), Chelsea Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Ivory Capital Corporation (“Acquisition Co.”) and the Company, Acquisition Co. merged with and into the Company, with the Company remaining as the surviving company and a wholly owned operating subsidiary of Ivory (the “Merger”). The Merger was effective as of February 11, 2005, upon the filing of the Certificate of Merger with the Delaware Secretary of State (the “Certificate of Merger,” and together with the Merger Agreement, the “Plan of Merger”). As such, for all disclosures referencing shares authorized and issued, shares reserved for issuance, per share amounts and other disclosures relating to equity, amounts have been restated to reflect share quantities as altered by the terms of the Merger Agreement (see Note 7).

Basis of Presentation

The Company’s primary activities since incorporation have been organizational activities, including recruiting personnel, establishing office facilities, conducting research and development, performing business and financial planning and raising capital. Accordingly, the Company is considered to be in the development stage.

The Company has sustained operating losses since its inception and expects such losses to continue over the next several years. Management plans to continue financing the operations with a combination of equity issuances and debt arrangements. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research or development programs, or cease operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, management evaluates its estimates and judgments. Management bases estimates on its historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and other highly liquid investments with original maturities of three months or less from the date of purchase.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued expenses, are carried at cost, which management believes approximates fair value given their short-term nature.

Property and Equipment

Property, which consists of furniture and fixtures and equipment, is stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. The useful life for all classes of assets is three (3) years.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The impairment loss, if recognized, would be based on the excess of the carrying value of the impaired asset over its respective fair value. Impairment, if any, is assessed using discounted cash flows. Through December 31, 2004, there has been no such impairment.

Research and Development

Research and development expenses consist of costs incurred to further the Company’s research and development activities and include salaries and related employee benefits, costs associated with clinical trials, non-clinical activities such as testing, regulatory activities, licensing fees, research-related overhead expenses, and fees paid to external service providers and contract research organizations who conduct certain research and development activities on behalf of the Company. Research and development costs are expensed as incurred.

Income Taxes

In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, a deferred tax asset or liability is determined based on the difference between the financial statement and the tax bases of assets and liabilities as measured by the enacted tax rates, which will be in effect when these differences reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

Stock-Based Compensation

The Company has elected to follow Statement of Financial Accounting Standards No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation and related Interpretations in accounting for its employee stock options and warrants. SFAS 123 defines a fair value based method of accounting for employee stock options or similar equity instruments. In determining the fair value of the equity instrument, the Company considered, among other factors, (i) the advancement of the Company’s technology, (ii) the Company’s financial position and (iii) the fair value of the Company’s common stock or preferred stock as determined in arm’s-length transactions.

In connection with the grant of certain stock options during the year ended December 31, 2004, the Company recorded deferred stock-based compensation within stockholders’ equity of $33,525, which represents the estimated fair value of the options granted. Such amount will be amortized over the vesting period of the applicable options on a straight-line basis. The Company recorded compensation expense of $1,529 for the year ended December 31, 2004 in conjunction with these grants. The expected future amortization expense for deferred stock-based compensation for stock option grants through December 31, 2004 is as follows:

Year ending December 31, 2005	$12,555
Year ending December 31, 2006	11,376
Year ending December 31, 2007	8,065

$31,996

The fair value for these options was estimated at the date of grant using the Minimum Value pricing model with the following weighted average assumptions:

December 31, 2004
Dividend yield	0%
Risk-free interest rate	3.58%
Volatility	n/a
Expected life	5 years

2. Property and Equipment

Property and equipment consist of the following:

	December 31,
	2003	2004
Furniture and fixtures	$—	$35,942
Computer and office equipment	—	26,593

	—	62,535
Less - accumulated depreciation	—	(11,371)

	$—	$51,164

3. Related Party Transactions

Financing Costs

The Company engaged Paramount BioCapital, Inc., an NASD member broker-dealer, to act as placement agent (the “Agent”) for the December 2004 sale of shares of its no par value common stock (the “Placement”). In return for services provided, the Agent was paid approximately $888,000 in cash from the proceeds of the placement and the Company issued warrants to the Agent for the purchase of 4,353,386 shares of its no par value common stock with an exercise price of 110% of the purchase price per share based on shares sold in the Placement, or approximately $0.321 per share. At closing, the Company placed in escrow for the benefit of the Agent an accountable expense allowance equal to $50,000 to reimburse the Agent for out-of-pocket expenses related to the Placement. As of December 31, 2004, the Company estimates that approximately $37,000 of the allowance will be utilized and the remainder will be returned to the Company. Lastly, the Company agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.

Lindsay A. Rosenwald, M.D. is Chairman and Chief Executive Officer of the Agent and its affiliates. Certain trusts for the benefit of Dr. Rosenwald are substantial stockholders of the Company and participated in the Placement. As a result, Dr. Rosenwald may be deemed to be an affiliate of the Company.

Loans

At various times during 2004, Paramount BioCapital Investments, LLC, an affiliate of the Agent, loaned to the Company an aggregate principal amount of $1,745,000. The loans were evidence by promissory notes bearing interest at 5% per annum. At the date of the closing of the Placement, the loan had been assigned by Paramount BioCapital Investments, LLC to the Lindsay A. Rosenwald 2000 Irrevocable Trust (the “Trust”). In conjunction with the Placement, the Company issued 6,101,276 shares of its no par value common stock to the Trust at a conversion rate of approximately $0.2916 per share as repayment of the original $1,745,000 principal amount of the loan and $34,020 of interest thereon.

Other Relationships

Dr. Michael Weiser and Dr. Jason Stein, who are both members of the Board of Directors of the Company, are also full time employees of either the Agent or its affiliates. In addition, Mr. David M. Tanen, who is a member of the Board of Directors of the Company, was a full time employee of the Agent from July 1996 until August 2004.

4. Commitments

Facility Lease

In 2004, the Company leased its corporate headquarters under an operating lease that expires in June 2006. The lease contains no provisions for renewal periods of any fixed lengths. Should the Company decide to extend the lease, such payment would be made on a month-to-month basis and, accordingly, are not included in the table below. Rent expense for the year ended December 31, 2004 was $26,922.

Future minimum payments are as follows at December 31, 2004:

Year ending December 31, 2005	$54,922
Year ending December 31, 2006	28,007

$82,929

License Agreements

The Company is a specialty pharmaceutical company focused on acquiring, developing and commercializing innovative pharmaceutical products. To date, the Company has entered into a single license agreement to acquire the rights to multiple related compounds for development and commercialization. Pursuant to this agreement, the Company obtained an exclusive (as to particular territories), sublicenseable license to the patent rights and know-how for all indications under the agreements. The Company made an upfront payment in May of 2004 of $150,000 and is required to make additional payments upon the achievement of specific development and regulatory approval milestones and upon specified anniversary dates, subject to the Company’s rights to cancel the agreement. The Company is also obligated to pay royalties under the agreement until the later of the expiration of the applicable patent or the applicable last date of market exclusivity after the first commercial sale, on a country-by-country basis.

The amount expended under these agreements and charged to research and development expense during the year ended December 31, 2004 was approximately $150,000 and the issuance of 4,246,350 shares of the no par value common stock of the Company with a minimal value. Future potential milestone and anniversary payments total approximately $2,250,000 and there are no minimum royalties required under the agreement.

5. Stockholders’ Equity

Preferred Stock

Based upon the terms of the Merger Agreement, the Board of Directors of the Company has the authority to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more classes or series and to determine, with respect to any such class or series, the designations, powers, preferences and rights of such class or series, and the qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series, without further vote or action by the stockholders.

As of December 31, 2004, there were, in effect, no shares of preferred stock issued.

Warrants

In December 2004, as compensation for fundraising efforts related to the completion of sale of stock, the Company issued warrants to purchase 4,353,386 shares of its no par value common stock, with a purchase price of

110% of the purchase price per share based on shares sold in the Placement, or, as converted under terms of the Merger Agreement, $0.321 per share.

Stock Options

The Company has a stock incentive plan (the “Plan”) under which incentive stock options may be granted for 9,770,831 shares of its no par value common stock to officers and key employees of the Company. During the year ended December 31, 2004, the Company granted stock options with exercise prices ranging from approximately $0.003 per share to $0.292 per share. Each option granted to employees and non-employee directors in 2004 vest 50% after the first year of service from the grant date and 50% after the second year of service from the grant date. The Company also issued options to a non-employee independent contractor in 2004 with an exercise price of $0.2916 per share that vest in equal monthly installments for 36 months.

Following the vesting period, options are exercisable until the earlier of 90 days after the employee’s termination with the Company or the ten-year anniversary of the initial grant, subject to adjustment under certain conditions.

A summary of the Company’s stock option activity and related information for the years ended December 31, 2004, 2003 and 2002 is as follows:

	Available for Grant	Granted	Weighted Average Exercise Price
Establish 2002 Stock Option Plan	9,770,831
2002 Option grants		—	n/a

Balance at December 31, 2002	9,770,831	—
2003 Option grants		—	n/a

Balance at December 31, 2003	9,770,831	—
Cancel 2002 Stock Option Plan	(9,770,831)
Establish 2004 Stock Option Plan	9,770,831
2004 Option grants	(3,274,549)	3,274,549	$0.0625

Balance at December 31, 2004	6,496,282	3,274,549

The average exercise price for all vested and unvested options outstanding for the period presented was $0.0625 per share. The weighted average remaining contractual life of options outstanding at December 31, 2004 was 9.62 years. The weighted average fair value of options granted during the year ended December 31, 2004 was approximately $0.01 per share. At December 31, 2004, no options were vested. No options have been exercised since Plan inception.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following:

	December 31,
	2002	2003	2004
Common stock warrants outstanding	—	—	4,353,386
Common stock options outstanding	—	—	3,274,549
Common stock options authorized for future grants	9,770,831	9,770,831	6,496,282

	9,770,831	9,770,831	14,124,217

6. Income Taxes

The Company files its tax returns on a stand alone basis for federal and state income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are shown below. A valuation allowance has been established to offset the deferred tax assets, as realization of such assets is uncertain. The Company recorded its deferred tax assets using a federal tax rate of 34% with a state rate of 6.9%. The state carryforwards are shown net of federal tax.

	December 31,
	2003	2004
Deferred tax assets:
Net operating loss carryforwards – Federal	$—	$1,025,630
Net operating loss carryforwards – State		137,374
Less valuation allowance	—	(1,163,004)

	$—	$—

The reasons for the difference between actual income tax benefit and the amount computed by applying the statutory federal income tax rate to the losses before income tax benefit are as follows:

	December 31, 2004
	Amount	% of pretax loss
Income tax benefit at statutory rate	$(1,025,630)	(34.0)%
State income taxes, net of Federal tax	(137,374)	(4.6)%
Increase in valuation allowance	1,163,004	38.6%

Income tax benefit	$—	—%

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The tax benefit assumed using the federal statutory rate of 34% has been reduced to an actual benefit of zero due principally to the aforementioned valuation allowance.

At December 31, 2004, the Company had potentially utilizable federal and state net operating loss carryforwards of approximately $3,016,000. The net operating loss carryforwards expire in various amounts for federal and state tax purposes through 2024 and 2019, respectively.

7. Subsequent Events

Amendment to 2004 Stock Option Plan

On January 10, 2005, the Board of Directors of the Company authorized an increase to the number of its no par value common stock reserved for issuance under the Company’s 2004 Stock Option Plan of 3,697,071 shares, increasing the total number of shares reserved for issuance under the Plan to 13,467,902 shares. Such increase, as authorized by the Board of Directors, shall be submitted to the stockholders of the Company for approval as soon as practicable. In conjunction with its authorization to increase the number of shares reserved for issuance under the Plan, the Board of Directors also approved the issuance of stock options for the purchase of 6,470,445 shares of common stock of the Company under the Plan, as amended, to certain key executives and members of senior management of the Company and the issuance of stock options for the purchase of 237,669 shares of common stock of the Company to non-employee directors of the Company.

Merger Transaction

Pursuant to an Agreement and Plan of Merger dated as of January 17, 2004 (the “Merger Agreement”), by and among Ivory Capital Corporation, a Colorado corporation (“Ivory”), Chelsea Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Ivory Capital Corporation (“Acquisition Co.”) and the Company, Acquisition Co. merged with and into the Company, with the Company remaining as the surviving company and a wholly owned operating subsidiary of Ivory (the “Merger”). The Merger was effective as of February 11, 2005, upon the filing of the Certificate of Merger with the Delaware Secretary of State (the “Certificate of Merger,” and together with the Merger Agreement, the “Plan of Merger”).

At the effective time of the Merger, Ivory issued to the stockholders of the Company such number of shares of Ivory’s common stock that represent approximately 96.75% of the aggregate outstanding shares of Ivory on a fully diluted basis, taking into consideration outstanding options and warrants as discussed below, upon completion of the Merger. Per the Plan of Merger, the Company’s officers and directors became officers and directors of Ivory and Ivory adopted the business plan of the Company. As the stockholders of the Company received the majority of the voting shares of Ivory, the Company will be the accounting acquirer (legal acquiree) and Ivory is the accounting acquiree (legal acquirer) since, at the time of the Merger, Ivory was a publicly traded shell corporation and no longer met the definition of a business. As a result, the transaction was accounted for, retroactively from inception, as a recapitalization of the Company. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historical carrying values of the assets and liabilities of Ivory.

Immediately prior to the effective date of the Merger, the Company had outstanding 4,714,287 shares of its $0.001 par value Series A convertible preferred stock (“Series A”) and 5,434,550 shares of its $0.001 par value common stock. In accordance with the Plan of Merger, each share of the Company’s outstanding Series A and common stock automatically converted into 10.56306036793 shares of the no par value common stock of Ivory for a total of 107,202,778 shares. The Company also had outstanding options to purchase 945,054 shares of its common stock and outstanding warrants to purchase 412,133 shares of its Series A convertible preferred stock at the time of the Merger which, as a result of the Plan of Merger, now represent the right to purchase an aggregate of approximately 14,336,048 shares of the common stock of Ivory. In conjunction with and immediately prior to the Merger, the Company issued warrants for the purchase of 89,903 shares of its common stock as consideration for events that facilitated the Merger which, as a result of the Plan of Merger, now represent the right to purchase 949,651 shares of the common stock of Ivory.

Immediately after the date of the Merger, the parties who immediately prior thereto held common stock of Ivory owned an aggregate of 4,114,600 shares of Ivory common stock, equaling 3.25% of the outstanding common shares of Ivory on a fully diluted basis assuming exercise of all stock options, warrants and any other instruments that are convertible into equity.

Immediately after the Merger, the Company purchased all of the revolving notes outstanding with a face value of $33,292 under the a credit agreement between Ivory and its principal stockholders, together with all related rights (including the option to convert the amounts due under the revolving notes into up to 4,000,000 shares of Ivory common stock), for $400,000 in cash. In connection with such purchase, the holders of such revolving notes released any and all claims against Ivory and the Company, including conversion rights as outlined in the note agreements.

As a result of the Merger, for all disclosures of shares authorized and issued, shares reserved for issuance, per share amounts and other disclosures relating to equity, the Company has retroactively restated such amounts, and any related information, to reflect the terms of the Merger Agreement.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Ivory Capital Corporation

We have audited the accompanying consolidated balance sheet of Ivory Capital Corporation and Subsidiary as of January 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended January 31, 2004 and 2005 and for the cumulative period from November 1, 1998 to January 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ivory Capital Corporation and Subsidiary as of January 31, 2005 and the results of their operations and their cash flows for the years ended January 31, 2004 and 2005 and for the cumulative period from November 1, 1998 to January 31, 2005 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $10,499 and $16,504 for the years ended January 31, 2004 and 2005, respectively. As discussed in Note 1 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Mayer Hoffman McCann P.C.

Denver, Colorado

February 18, 2005

IVORY CAPITAL CORPORATION AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED BALANCE SHEET

JANUARY 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$—

Total Current Assets	—

Total Assets	$—

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable - trade	$3,846
Notes payable - stockholders	33,292
Accrued interest - stockholders	3,837

Total Current Liabilities	40,975

Commitments and Contingencies
Stockholders’ Equity (Deficit):
Preferred stock: no par value, 10,000,000 shares authorized, none issued or outstanding	—
Common stock: no par value, 800,000,000 shares authorized, 4,114,600 shares issued and outstanding	120,860
Accumulated deficit	(100,000)
Deficit accumulated during the development stage	(61,835)

Total Stockholders’ Equity (Deficit)	(40,975)

Total Liabilities and Stockholders’ Equity (Deficit)	$—

The accompanying notes are an integral

part of these consolidated financial statements.

IVORY CAPITAL CORPORATION AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended January 31,		Cumulative From November 1, 1998 To January 31, 2005
	2004	2005
Revenue	$—	$—	$—
Operating expenses	9,154	14,037	58,673

Loss From Operations	(9,154)	(14,037)	(58,673)

Other Income (Expense):
Interest income	—	—	1,194
Interest expense	(1,345)	(2,467)	(4,356)

Total Other Income (Expense)	(1,345)	(2,467)	(3,162)

Income (Loss) Before Provision For Income Taxes	(10,499)	(16,504)	(61,835)
Provision for income taxes	—	—	—

Net Income (Loss)	$(10,499)	$(16,504)	$(61,835)

Net Income (Loss) Per Basic and Diluted Share of Common Stock	$—	$—	$(.02)

Weighted Average Number of Basic and Diluted Common Shares Outstanding	4,114,600	4,114,600	3,026,349

The accompanying notes are an integral

part of these consolidated financial statements.

IVORY CAPITAL CORPORATION AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED JANUARY 31, 2004 AND 2005 AND FOR THE

PERIOD FROM NOVEMBER 1, 1998 TO JANUARY 31, 2005

	Common Stock		Accumulated Deficit
	Shares	Amount
Balance at November 1, 1998	425,650	$98,000	$(100,000)
Issuance of common stock for note receivable ($.013 per share) in November 1998	1,174,299	15,000	—
Net income	—	—	302

Balance at January 31, 1999	1,599,949	113,000	(99,698)
Net income (loss)	—	—	(9,764)

Balance at January 31, 2000	1,599,949	113,000	(109,462)
Net income (loss)	—	—	(4,297)

Balance at January 31, 2001	1,599,949	113,000	(113,759)
Common stock issued for payment of accounts payable to stockholders ($.003 per share) in July 2001	2,514,651	7,860	—
Net income (loss)	—	—	(12,179)

Balance at January 31, 2002	4,114,600	120,860	(125,938)
Net income (loss)	—	—	(8,894)

Balance at January 31, 2003	4,114,600	120,860	(134,832)
Net income (loss)	—	—	(10,499)

Balance at January 31, 2004	4,114,600	120,860	(145,331)
Net income (loss)	—	—	(16,504)

Balance at January 31, 2005	4,114,600	$120,860	$(161,835)

The accompanying notes are an integral

part of these consolidated financial statements.

IVORY CAPITAL CORPORATION AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended January 31,		Cumulative From November 1, 1998 To January 31,
	2004	2005	2005
Cash Flows From Operating Activities:
Net income (loss)	$(10,499)	$(16,504)	$(61,835)
Adjustments to reconcile net income (loss) to net cash (used) by operating activities:
Changes in assets and liabilities:
Accounts payable	(2,275)	1,535	1,908
Accrued interest payable	1,326	2,016	3,837

Net Cash (Used) By Operating Activities	(11,448)	(12,953)	(56,090)

Cash Flows From Investing Activities:
Receipt of principal on notes receivable	—	—	15,000

Net Cash Provided By Investing Activities	—	—	15,000

Cash Flows From Financing Activities:
Proceeds from borrowing	11,448	12,953	41,090

Net Cash Provided By Financing Activities	11,448	12,593	41,090

Net Increase in Cash and Cash Equivalents	—	—	—
Cash and Cash Equivalents at Beginning of Period	—	—	—

Cash and Cash Equivalents at End of Period	$—	$—	$—

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$—	$—	$—
Income taxes	—	—	—
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Issuance of common stock for a note receivable	$—	$—	$15,000
Issuance of common stock for payment of accounts payable to stockholders	—	—	7,860

The accompanying notes are an integral

part of these consolidated financial statements.

IVORY CAPITAL CORPORATION AND SUBSIDIARY

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Description of Business

Ivory Capital Corporation (the “Company”) was organized on May 9, 1988 as a Colorado corporation. The Company is in the development stage as is more fully defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises”. The Company was dormant from late 1991 until November 1, 1998 when the Company re-entered the development stage. Planned principal operations of the Company have not yet commenced and activities to date have been primarily organizational in nature. The Company intends to evaluate, structure and complete a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships. The Company may seek to acquire a controlling interest in such entities in contemplation of later completing an acquisition.

Basis of Presentation

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and to obtain additional financing as may be required.

The Company’s continued existence is dependent upon its ability to secure loans from its principal stockholders. Future operating expenses will be funded by these loans. The Company’s ability to continue to meet its obligations is dependent upon obtaining the above loans.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

Stock-Based Compensation

The Company adopted SFAS No. 123, “Accounting for Stock-Based Compensation”. The Company will continue to measure compensation expense for its stock-based employee compensation plan using the intrinsic value method prescribed by Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its plan and does not recognize compensation expense for its stock-based compensation plan other than for options granted to non-employees.

Income Taxes

Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities using enacted tax laws and rates for the years when the differences are expected to reverse.

Net Income (Loss) Per Basic and Diluted Share of Common Stock

Basic earnings per share is calculated using the average number of common shares outstanding. Diluted earnings per share is computed on the basis of the average number of common shares outstanding during the period increased by the dilutive effect of outstanding stock options using the “treasury stock” method.

Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation (“FIN”) No. 46, Consolidation of Variable Interest Entities which was subsequently amended in December 2003 and Accounting Research Bulletin (“ARB”) No. 51, Consolidated Financial Statements was issued. In general a variable entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. Special provisions apply to enterprises that have fully or partially applied Interpretation 46 (“Interpretation”) prior to issuance of this Interpretation. Otherwise, application of this Interpretation is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by small business issuers, to entities other than special-purpose entities and by nonpublic entities and all other types of entities is required at various dates in 2004 and 2005. In some instances, enterprises have the option of applying or continuing to apply Interpretation 46 for a short period of time before applying this Interpretation. The adoption of the interpretation did not have any impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, which amended APB Opinion No. 29, Accounting for Nonmonetary Transactions. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date this Statement is issued. The provisions of this Statement shall be applied prospectively.

2.	Related Party Transactions

In July 2001, the Company entered into a Revolving Credit Agreement (“Credit Agreement”) with the Company’s President and with a stockholder. Under the terms of the Credit Agreement the Company can borrow up to $25,000 through July 2021. The Credit Agreement was modified on August 1, 2004 to increase the total loan amount to $40,000. Additionally, the lenders were given conversion rights to convert part or all of the principal and unpaid interest to shares of the Company’s no par value common stock at the rate of $.01 per share. The loans are unsecured, due on demand and bear interest at an annual rate of 8%. Borrowings under the Credit Agreement totaled $33,292 as of January 31, 2005. The Company recognized $1,345 and $2,015 of interest expense during the years ended January 31, 2004 and 2005, respectively for interest accrued under the Credit Agreement.

3.	Preferred Stock

The authorized preferred stock of the Company consists of 10,000,000 shares, no par value. The preferred stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by the Board of Directors, including without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. Unless the nature of a particular transaction and applicable statutes require approval, the Board of Directors has the authority to issue these shares without shareholder approval.

4.	Plan of Merger

On February 11, 2005 pursuant to an Agreement and Plan of Merger dated as of January 17, 2005 by and among the Company, Chelsea Acquisition Corp., a Delaware corporation and Chelsea Therapeutics, Inc., a Delaware corporation (“Chelsea”), Chelsea Acquisition Corp. was merged with and into Chelsea, and Chelsea became a wholly owned subsidiary of the Company (the “Merger”). As a result of the Merger, the Company, which previously had no material operations, acquired the business of Chelsea.

Each outstanding share of common stock and Series A Preferred Stock of Chelsea was converted into 10.56306036793 shares of common stock of the Company. All outstanding options and warrants to purchase either common stock or series A Preferred Stock of Chelsea were assumed by the Company and converted into options and warrants to purchase shares of common stock of the Company at a rate of 10.56306036793 shares of Company stock for each share of Chelsea common stock or Series A Preferred Stock. The Merger resulted in a change of control of the Company, with the former stockholders of Chelsea owning approximately 84.68% of the Company’s outstanding common stock, or approximately 96.75% assuming the conversion of all outstanding options and warrants.

5.	Income Taxes

The components of the provision for income taxes are as follows:

	2004	2005
Current:
Federal	$—	$—
State	—	—

Total	—	—

Deferred:
Federal	—	—
State	—	—

Total	—	—

Total Provision For Income Taxes	$—	$—

The provision (benefit) for income taxes reconciles to the amount computed by applying the federal statutory rate to income before the provision (benefit) for income taxes as follows:

	2004	2005
Federal statutory rate	(34)%	(34)%
State income taxes, net of federal benefits	(3)	(3)
Valuation allowance	37	37

Total	—%	—%

Significant components of deferred income taxes as of January 31, 2005 are as follows:

Net operating loss carryforward	$26,000

Total Deferred Tax Asset	26,000
Less valuation allowance	(26,000)

Net Deferred Tax Asset	$—

The Company has assessed its past earnings history and trends and expiration dates of carryforwards and has determined that it is more likely than not that no deferred tax assets will be realized. A valuation allowance of $26,000 as of January 31, 2005 is maintained on deferred tax assets which the Company has not determined to be more likely than not realizable at this time. The net change in the valuation allowance for deferred tax assets was an increase of $2,000 for the year ended January 31, 2005. The Company will continue to review this valuation allowance on a quarterly basis and make adjustments as appropriate.

As of January 31, 2005, the Company had federal net operating loss carryforwards of approximately $158,000. Such carryforwards expire through the year 2025.

INTRODUCTION TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED BALANCE SHEET

Pursuant to an Agreement and Plan of Merger dated as of January 17, 2005 (the “Merger Agreement”), by and among Ivory Capital Corporation, a Colorado corporation (“Ivory” or the “Registrant”), Chelsea Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Registrant (“Acquisition Co.”), and Chelsea Therapeutics, Inc., a Delaware corporation (“Chelsea”), Acquisition Co. merged with and into Chelsea with Chelsea remaining as the surviving company and a wholly owned operating subsidiary of the Registrant (the “Merger”). The Merger was effective as of February 11, 2005, upon the filing of a Certificate of Merger with the Delaware Secretary of State (the “Certificate of Merger,” and together with the Merger Agreement the “Plan of Merger”).

At the effective time of the merger, the Registrant issued to the stockholders of Chelsea such number of shares of the Registrant’s capital stock that represent approximately 96.75% of the aggregate outstanding shares of the Registrant on a fully diluted basis. Since the stockholders of Chelsea received the majority of the voting shares of the Registrant, Chelsea’s officers and directors became the officers and directors of the Registrant and the Registrant adopted the business plan of Chelsea, Chelsea is the accounting acquirer (legal acquiree) and the Registrant is the accounting acquiree (legal acquirer). Since at the time of the merger Ivory was a publicly traded shell corporation, the transaction is being accounted for as a capital transaction. This transaction is equivalent to Chelsea issuing stock for the net assets of the Registrant, accompanied by a recapitalization of Chelsea. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historic carrying values of the assets and liabilities of Ivory.

Immediately prior to the effective time of the Merger, Chelsea had outstanding 5,434,550 shares of its $0.001 par value common stock (“Chelsea common stock”) and 4,714,287 shares of its $0.001 par value Series A Convertible Preferred Stock (“Chelsea Series A”). In accordance with the Plan of Merger, each outstanding share of Chelsea Series A and Chelsea common stock automatically converted into and is exchangeable for 10.56306036793 shares of the Registrant’s no par value common stock for a total of 107,202,778 shares. Chelsea also had outstanding options to purchase an aggregate of 945,054 shares of Chelsea common stock and outstanding warrants to purchase an aggregate of 412,133 shares of Chelsea Series A at the time of the Merger which, as a result of the Plan of Merger, now represent the right to purchase an aggregate of approximately 14,336,048 shares of the Registrant’s common stock. In conjunction with and immediately prior to the Merger, Chelsea issued warrants for the purchase of 89,903 shares of Chelsea common stock as consideration for events that facilitated the Merger which, as a result of the Merger, now represent the right to purchase 949,651 shares of the Registrant’s common stock.

Immediately after the Merger, Chelsea purchased all of the revolving notes outstanding with a face value of $33,292 under a credit agreement between the Registrant and its principal stockholders, together with accrued interest thereon and all related rights (including the option to convert the amounts due under the revolving notes into up to 4,000,000 shares of the Registrant’s common stock), for $400,000 in cash. In connection with such purchase, the holders of such revolving notes released any and all claims against the Registrant and Chelsea, including conversion rights as outlined in the note agreements.

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical balance sheet of Chelsea and the historical balance sheet of the Registrant, giving effect to the merger as if it had been consummated on December 31, 2004. Pro forma Historical Statements of Operations for Chelsea Therapeutics, Inc and Ivory Capital Corporation, giving effect to the merger were not presented since Ivory ceased its operations after the merger and Ivory’s historical activity is not material.

You should read this information in conjunction with the:

•	Accompanying notes to the Unaudited Pro Forma Condensed Combined Balance Sheet;

•	Separate historical financial statements of Chelsea as of and for the periods ended December 31, 2003 and 2004 and the period from April 3, 2002 (Inception) to December 31, 2004; and

•	Separate historical financial statements of Ivory as of January 31, 2005 and for the periods ended January 31, 2004 and 2005 and the period from November 1, 1998 to January 31, 2005.

We present the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma information is not necessarily indicative of what our financial position actually would have been had we completed the merger on December 31, 2004. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2004 for Chelsea Therapeutics, Inc.

As of January 31, 2005 for Ivory Capital Corporation and Subsidiary

	Chelsea Therapeutics	Ivory Capital Corporation & Subsidiary	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$10,977,140	$—	$(400,000	) c	$10,577,140
Prepaid expenses and other current assets	99,025	—	—		99,025

Total current assets	11,076,165	—	(400,000)		10,676,165
Property and equipment, net	51,164	—	—		51,164
Other assets	13,461	—	—		13,461

	$11,140,790	$—	$(400,000)		$10,740,790

See accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2004 for Chelsea Therapeutics, Inc.

As of January 31, 2005 for Ivory Capital Corporation and Subsidiary

	Chelsea Therapeutics	Ivory Capital Corporation & Subsidiary	Pro Forma Adjustments		Pro Forma Combined
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$120,149	$3,846	$—		$123,995
Accrued compensation and related expenses	218,540	—	—		218,540
Accrued expenses	260,887	—	—		260,887
Notes payable - stockholders	—	33,292	(33,292)	a	—
Accrued interest - stockholders	—	3,837	(3,837)	a	—

Total liabilities	599,576	40,975	(37,129)		603,422

Stockholders’ equity (deficiency):
Preferred stock	4,714	—	(4,714)	b	—
Common stock	5,435	120,860	(100,000)	a	13,185,923
			(61,835)	a
			33,292	a
			3,837	a
			4,714	b
			13,579,620	b
			(400,000)	c
Additional paid-in capital	13,579,620	—	(13,579,620)	b	—
Deferred stock-based compensation	(31,996)	—	—		(31,996)
Accumulated deficit	—	(100,000)	100,000	a	—
Deficit accumulated during the development stage	(3,016,559)	(61,835)	61,835	a	(3,016,559)

Total stockholders’ equity (deficiency)	10,541,214	(40,975)	(362,871)		10,137,368

	$11,140,790	$—	$(400,000)		$10,740,790

See accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(1)	DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On February 11, 2005, Ivory Capital Corporation (“Ivory” or the “Registrant”) and Chelsea Therapeutics, Inc. (“Chelsea”) consummated an agreement and plan of merger. Pursuant to the Merger Agreement (“Merger”), Chelsea was the surviving entity and a wholly owned subsidiary of Ivory. At the effective time of the merger, Ivory issued to the stockholders of Chelsea such number of shares of Ivory’s common stock that represented approximately 96.75% of the aggregate outstanding shares of the Registrant on a fully diluted basis. Since the stockholders of Chelsea received the majority of the voting shares of Ivory, Chelsea’s officers and directors became the officers and directors of the Registrant and the Registrant adopted the business plan of Chelsea, Chelsea is the accounting acquirer (legal acquiree) and Ivory is the accounting acquiree (legal acquirer). Since at completion of the merger, Ivory was a shell corporation, the transaction is being accounted for as a capital transaction. This transaction is equivalent to Chelsea issuing stock for the net assets of Ivory, accompanied by a recapitalization of Chelsea. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historic carrying values of the assets and liabilities of Ivory.

(2)	PRO FORMA ADJUSTMENTS

(a)	To eliminate the historical stockholders’ equity accounts and amounts payable to stockholders under revolving note agreements of Ivory Capital Corporation, the accounting acquiree.

(b)	To record the 4,114,600 shares of the no par value common stock of the Registrant issued and outstanding and the issuance of 107,202,778 shares of Ivory no par value common stock in exchange for all issued and outstanding shares of the common stock and Series A stock of Chelsea, effectively the recapitalization of Chelsea.

(c)	To record the purchase of the revolving notes outstanding between the Registrant and its principal stockholders, together with accrued interest thereon and all related rights (including the option to convert the amounts due under the revolving notes into up to 4,000,000 shares of the Registrant’s common stock), for $400,000 in cash. This payment is part of the cost of acquiring Ivory.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

We estimate that expenses payable by us in connection with the offering described in this Registration Statement will be as follows:

SEC registration fee	$6,550
Legal fees and expenses	$100,000
Accounting fees and expenses	$50,000
Printing expenses	$5,000
Miscellaneous	$3,450
Total	$165,000

Item 14.	Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Colorado, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Colorado law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Colorado law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Colorado law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the Colorado General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (a) unlawful misappropriation of corporate assets, (b) disclosure of confidential information or (c) any other breach of such director or executive officer’s duty to us or our stockholders. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

Item 15.	Recent Sales of Unregistered Securities.

In April 2002, Chelsea issued 4,625,000 shares of its common stock to 51 accredited investors in a private placement at a price per share of $0.001. In connection with the merger with Ivory Capital in February 2005, these shares converted into 48,854,154 shares of common stock of Ivory Capital.

In March 2004, Chelsea issued 402,000 shares of its common stock to two accredited investors in a private placement in exchange for rights granted under the License Agreement between M. Gopal Nair and Chelsea Therapeutics, Inc. In connection with the merger, these shares converted into 4,246,350 shares of common stock of Ivory Capital.

In April 2004, Chelsea issued 407,550 shares of its common stock to Simon Pedder, our President and Chief Executive Officer, in a private placement at a price per share of $0.001. In connection with the merger, these shares converted into 4,304,975 shares of common stock of Ivory Capital.

In December 2004, Chelsea completed a private placement of 4,714,287 shares of its Series A Preferred Stock to 70 accredited investors at a per share price of $3.08. In connection with the merger, these shares of Series A Preferred Stock converted into 49,797,298 shares of common stock of Ivory Capital. In connection with this private placement, Chelsea issued warrants to purchase 412,133 shares its common stock with an exercise price of $3.39 per share, which converted into warrants to purchase 4,353,386 shares of common stock of Ivory Capital with an exercise price of $0.32 per share in connection with the merger.

In connection with the merger in February 2005, Chelsea issued a warrant to an advisor to Chelsea to purchase 89,903 shares its common stock at an exercise price of $3.08 per share that converted into a warrant to purchase 949,651 shares of common stock of Ivory Capital with an exercise price of $0.29 per share in connection with the merger.

During 2004, Chelsea issued options to purchase an aggregate of 310,000 shares of its common stock to five employees, three non-employee directors and a consultant at exercise prices ranging from $0.03 to $3.08 per share. In connection with the merger, these options converted into options to purchase 3,274,549 shares of common stock of Ivory Capital at exercise prices ranging from $0.003 to $0.29 per share.

In January 2005, Chelsea issued options to purchase an aggregate of 635,054 shares of its common stock to five employees and three non-employee directors at an exercise price of $3.08 per share. In connection with the merger, these options converted into options to purchase 6,708,114 shares of common stock of Ivory Capital at an exercise price of $0.29 per share.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document	Registrant’s Form	Dated	Exhibit Number	Filed Herewith

2.1	Agreement and Plan of Merger by and among Ivory Capital Corporation, Chelsea Therapeutics, Inc. and Chelsea Acquisition Corp, dated as of January 17, 2005.	8-K	01/17/05	2.1

3.1	Articles of Incorporation for Ivory Capital Corporation.	10-KSB	07/05/01	2.01

3.2	Bylaws of Ivory Capital Corporation	10-KSB	07/05/01	2.02

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.				X

10.1*	License Agreement dated as of March 24, 2004 between M. Gopal Nair and Chelsea Therapeutics, Inc. (f/k/a Aspen Therapeutics, Inc.)	8-K	02/16/04	10.1

10.2	Employment Agreement dated April 2, 2004 between Chelsea Therapeutics, Inc. and Simon Pedder and Amendment to Employment Agreement dated December 17, 2004.	8-K	02/16/04	10.2

10.3	Form of Subscription Agreement for the purchase of Series A Preferred Stock of Chelsea Therapeutics, Inc.	8-K	02/16/04	10.3

10.4	Chelsea Therapeutics, Inc. 2004 Stock Plan and forms of Notice of Stock Option Grant and Stock Option Agreement.	8-K	02/16/04	10.4

23.1	Consent of Independent Registered Public Accounting Firm.				X

23.2	Consent of Independent Registered Public Accounting Firm.				X

23.2	Consent of Wyrick Robbins Yates & Ponton LLP (included as part of Exhibit 5.1.				X

24.1	Power of Attorney (included on the signature page hereof)				X

(b)	None.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(i) The undersigned registrant also hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on April 7, 2005.

CHELSEA THERAPEUTICS, INC.

By:	/s/ SIMON PEDDER
Simon Pedder, Ph.D. President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Simon Pedder and J. Nick Riehle, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statements filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed as of the 7th day of April 2005, by the following persons in the capacities indicated.

Name	Title

/s/ SIMON PEDDER Simon Pedder, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ J. NICK RIEHLE J. Nick Riehle	Vice President, Operations and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ MICHAEL WEISER Michael Weiser, M.D., Ph.D.	Director

/s/ KEVAN CLEMENS Kevan Clemens, Ph.D.	Director

/s/ NEIL HERSKOWITZ Neil Herskowitz	Director

/s/ JOHNSON Y.N. LAU Johnson Y.N. Lau, M.D.	Director

/s/ JASON STEIN Jason Stein, M.D.	Director

/s/ DAVID TANEN David Tanen	Director

EXHIBIT INDEX

Exhibit Number	Description of Document	Registrant’s Form	Dated	Exhibit Number	Filed Herewith

2.1	Agreement and Plan of Merger by and among Ivory Capital Corporation, Chelsea Therapeutics, Inc. and Chelsea Acquisition Corp, dated as of January 17, 2005.	8-K	01/17/05	2.1

3.1	Articles of Incorporation for Ivory Capital Corporation.	10-KSB	07/05/01	2.01

3.2	Bylaws of Ivory Capital Corporation	10-KSB	07/05/01	2.02

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.				X

10.1*	License Agreement dated as of March 24, 2004 between M. Gopal Nair and Chelsea Therapeutics, Inc. (f/k/a Aspen Therapeutics, Inc.)	8-K	02/16/04	10.1

10.2	Employment Agreement dated April 2, 2004 between Chelsea Therapeutics, Inc. and Simon Pedder and Amendment to Employment Agreement dated December 17, 2004.	8-K	02/16/04	10.2

10.3	Form of Subscription Agreement for the purchase of Series A Preferred Stock of Chelsea Therapeutics, Inc.	8-K	02/16/04	10.3

10.4	Chelsea Therapeutics, Inc. 2004 Stock Plan and forms of Notice of Stock Option Grant and Stock Option Agreement.	8-K	02/16/04	10.4

23.1	Consent of Independent Registered Public Accounting Firm.				X

23.2	Consent of Independent Registered Public Accounting Firm.				X

23.2	Consent of Wyrick Robbins Yates & Ponton LLP (included as part of Exhibit 5.1.				X

24.1	Power of Attorney (included on the signature page hereof)				X